                                                                  EXHIBIT 10.02






                           ELECTRIC SERVICE AGREEMENT

                                     BETWEEN

                            EASTALCO ALUMINUM COMPANY

                                       AND

                           THE POTOMAC EDISON COMPANY


                       ---------------------------------


                             DATED NOVEMBER 11, 1994

                           ELECTRIC SERVICE AGREEMENT
                                TABLE OF CONTENTS

1.   DEFINITIONS .........................................................     1

2.   TERM OF AGREEMENT.....................................................    1

3.   SALE AND PRICE OF SYSTEM CAPACITY.....................................    2
     3.1. SALE OF SYSTEM CAPACITY .........................................    2
     3.2. PRICE OF SYSTEM CAPACITY ........................................    2
          3.2.1. CAPACITY CHARGE ..........................................    2
          3.2.2. BILLING CAPACITY .........................................    2
     3.3. REACTIVE KILOVOLT-AMPERE CHARGE .................................    3
     3.4. UNDERMODULATION CHARGE ..........................................    4
          3.4.1. DETERMINATION OF UNDERMODULATION CHARGE ..................    4
          3.4.2. DETERMINATION OF LOAD MODULATION .........................    4
          3.4.3. BILLING OF UNDERMODULATION CHARGE ........................    4

4.   SALE AND PRICE OF ENERGY .............................................    4
     4.1. SALE OF CONTRACT ENERGY .........................................    4
     4.2. SYSTEM ENERGY ...................................................    4
          4.2.1. DEFINITION OF SYSTEM ENERGY ..............................    4
          4.2.2. PRICE OF SYSTEM ENERGY ...................................    5
          4.2.3. OTHER ENERGY RATE COMPONENTS .............................    5
     4.3. PRICE OF OFF-SYSTEM ENERGY ......................................    6
     4.4. PROFIT SHARING SURCHARGE ........................................    6
          4.4.1. PROFIT SHARING RATE ......................................    6
          4.4.2. MAXIMUM PROFIT SHARING RATE ..............................    6
          4.4.3. LOWER TRIGGER PRICE ......................................    6
          4.4.4. UPPER TRIGGER PRICE ......................................    7

5.   MINIMUM LOAD CHARGE ..................................................    7

6.   SALE OF IDLE CAPACITY ................................................    8

7.   LOAD REDUCTION PERIOD ................................................    8
     7.1. DEFINITION OF LOAD REDUCTION PERIOD .............................    8
     7.2. NOTICE OF REDUCE LOAD ...........................................    9
     7.3  OBLIGATION TO MINIMIZE AND CANCEL LOAD REDUCTION PERIOD .........    9

8.   POTENTIAL PEAK HOURS .................................................    9
     8.1. DEFINITION OF POTENTIAL PEAK HOURS ..............................    9
     8.2. NOTICE OF POTENTIAL PEAK HOURS ..................................   10
     8.3. LOAD MODULATION .................................................   10

9.   EMERGENCIES ..........................................................   10
9.1. GENERAL EMERGENCIES ..................................................   10
     9.1.1. EMERGENCY OPERATIONS ..........................................   10
     9.1.2. EMERGENCY FOR PRESERVATION OF SYSTEM INTEGRITY ................   11
     9.1.3. OBLIGATIONS OF POTOMAC UNDER GENERAL EMERGENCIES ..............   11
     9.1.4. RESTORATION TO NORMAL OPERATIONS ..............................   11





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
     9.2.  FIRM LOAD EMERGENCY ...........................................    11
           9.2.1. DEFINITION OF FIRM LOAD EMERGENCY ......................    11
           9.2.2. DESIGNATION OF FIRM LOAD EMERGENCY .....................    12
           9.2.3. OBLIGATION TO LIMIT OR CANCEL FIRM LOAD EMERGENCIES ....    12
           9.2.4. NOTICE TO REDUCE PURCHASES OF SYSTEM CAPACITY AND SYSTEM
                  ENERGY .................................................    12

10.  OPERATIONS DURING LOAD REDUCTION PERIODS AND FIRM LOAD EMERGENCIES ..    12
     10.1. OBLIGATION OF POTOMAC .........................................    12
     10.2. PRICING .......................................................    13
     10.3. INSUFFICIENT POWER ............................................    13

11.  BILLING .............................................................    13
     11.1. INVOICES AND PAYMENT ..........................................    13
     11.2. LETTER OF CREDIT ..............................................    14
           11.2.1. TERMS OF LETTER OF CREDIT .............................    14
           11.2.2. PAYMENT OF BILLS ......................................    14
     11.3. LATE PAYMENT CHARGES ..........................................    14
           11.3.1. LATE PAYMENTS .........................................    14

12.  FORCE MAJEURE .......................................................    15
     12.1. DEFINITION OF FORCE MAJEURE EVENT .............................    15
     12.2. EXCUSE FROM PERFORMANCE .......................................    15
     12.3. NOTICE OF FORCE MAJEURE .......................................    15
     12.4. ELIMINATION OF FORCE MAJEURE ..................................    15
     12.5. EXEMPTION DURING FORCE MAJEURE ................................    15
           12.5.1. GENERAL EXEMPTION .....................................    15
           12.5.2. EXEMPTION FOR COAL STRIKE .............................    16
     12.6. ALTERNATIVE POWER DURING FORCE MAJEURE ........................    16

13.  PROVISIONS RELATING TO SERVICE ......................................    17
     13.1. METERING ......................................................    17
           13.1.1. METERING EQUIPMENT ....................................    17
           13.1.2. TESTING OF METERS .....................................    17
           13.1.3. INACCURATE METERING ...................................    17
     13.2. FACILITIES AND EQUIPMENT ......................................    18
     13.3. OWNERSHIP OF FACILITIES AND RIGHT OF REMOVAL ..................    18
           13.3.1. OWNERSHIP OF FACILITIES ...............................    18
           13.3.2. RIGHT OF REMOVAL ......................................    18
     13.4. RIGHTS OF WAY .................................................    18
     13.5. ENTRY OF PREMISES .............................................    18
     13.6. ELECTRICAL REQUIREMENTS .......................................    19
           13.6.1. ELECTRICAL DISTURBANCES ...............................    19
           13.6.2. POWER FACTOR ..........................................    19
     13.7. RESALE OF POWER ...............................................    19

14.  MISCELLANEOUS .......................................................    19
     14.1. JURISDICTION OF REGULATORY AUTHORITIES ........................    19
     14.2. INDEMNIFICATION ...............................................    19
           14.2.1. LIABILITY OF THE PARTIES ..............................    19
           14.2.2. INDEMNIFICATION BY EASTALCO ...........................    19

            14.2.3. INDEMNIFICATION BY POTOMAC ...........................    20
            14.2.4. ATTORNEY'S FEES ......................................    20
            14.2.5. CONSEQUENTIAL DAMAGES ................................    20
     14.3.  TERMINATION ..................................................    20
            14.3.1. TERMINATION BY EASTALCO ..............................    20
            14.3.2. TERMINATION BY POTOMAC ...............................    21
     14.4.  ASSIGNMENT ...................................................    21
     14.5.  AMENDMENT ....................................................    21
     14.6.  ENTIRE AGREEMENT .............................................    21
     14.7.  INTERPRETATION ...............................................    22
     14.8.  GOVERNING LAW ................................................    22
     14.9.  NOTICES ......................................................    22
     14.10. SEVERABILITY .................................................    22
     14.11. CONSTRUCTION .................................................    23
     14.12. WAIVER .......................................................    23
     14.13. THIRD PARTY BENEFICIARIES ....................................    23
     14.14. COOPERATION OF THE PARTIES ...................................    23
     14.15. APPLICATION FOR CHANGE IN RATES ..............................    23

15.  DEFINITIONS .........................................................    23
     15.1.  "Actual Cost" ................................................    24
     15.2.  "Additional Capacity" ........................................    24
     15.3.  "Additional Capacity Charge" .................................    24
     15.4.  "Allegheny" ..................................................    24
     15.5.  "Allegheny System" ...........................................    24
     15.6.  "Alumax" .....................................................    24
     15.7.  "Aluminum Price" .............................................    24
     15.8.  "Annual Aluminum Price" ......................................    24
     15.9.  "Bank" .......................................................    24
     15.10. "Base Energy" ................................................    24
     15.11. "Base Energy Charge" .........................................    24
     15.12. "Bath County Surcharge" ......................................    24
     15.13. "Billing Capacity ............................................    25
     15.14. "Billing Period" .............................................    25
     15.15. "CAA" and "CAAA" .............................................    25
     15.16. "Capacity Charge" ............................................    25
     15.17. "Capacity Revenues" ..........................................    25
     15.18. "Contract Energy" ............................................    25
     15.19. "Effective Cost of Power" ....................................    25
     15.20. "Effective Date" .............................................    25
     15.21. "Escalated" ..................................................    25
     15.22. "Failure of Service" .........................................    26
     15.23. "Firm Load Emergency" ........................................    26
     15.24. "Force Majeure Event" ........................................    26
     15.25. "General Emergency" ..........................................    26
     15.26. "Incremental Energy" .........................................    26
     15.27. "Incremental Energy Charge" ..................................    26
     15.28. "Load Modulation" ............................................    26
     15.29. "Load Reduction Period" ......................................    26
     15.30. "Lower Trigger Price" ........................................    26
     15.31. "Material Modification" ......................................    26
     15.32. "Maximum Demand" .............................................    27
     15.33. "Maximum Instantaneous Demand" ...............................    27
     15.34. "Maximum Profit Sharing Rate" ................................    27





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
     15.35. "Meters" .....................................................    27
     15.36. "Minimum Load" ...............................................    27
     15.37. "Minimum Load Charge" ........................................    27
     15.38. "Monthly Peak" ...............................................    27
     15.39. "Off-System Capacity" ........................................    27
     15.40. "Off-System Energy" ..........................................    27
     15.41. "Off-System Power" ...........................................    27
     15.42. "Operating Flexibility" ......................................    27
     15.43. "Payment Month" ..............................................    28
     15.44. "Point of Delivery" ..........................................    28
     15.45. "Potential Peak Hours" .......................................    28
     15.46. "Price Deflator Index" .......................................    28
     15.47. "Profit Sharing Rate" ........................................    29
     15.48. "Profit Sharing Surcharge" ...................................    29
     15.49. "Reactive Kilovolt-Ampere Capacity" ..........................    29
     15.50. "Reactive Kilovolt-Ampere Charge" ............................    29
     15.51. "Recovery Period" ............................................    29
     15.52. "Sabotage" ...................................................    29
     15.53. "Schedule PP Customers" ......................................    29
     15.54. "Spring/Fall Months" .........................................    29
     15.55. "Strikes" ....................................................    29
     15.56. "Summer Months" ..............................................    29
     15.57. "System Capacity" ............................................    29
     15.58. "System Demand" ..............................................    30
     15.59. "System Energy" ..............................................    30
     15.60. "Undermodulation Charge" .....................................    30
     15.61. "Upper Trigger Price" ........................................    30
     15.62. "Winter Months" ..............................................    30

SIGNATURE PAGE ...........................................................    30

SCHEDULE A
     EFFECTIVE COST OF POWER CALCULATION

SCHEDULE B
     BASE RATE REVENUE CALCULATION

SCHEDULE C
     SURVEY OF CURRENT BUSINESS

SCHEDULE D (with Exhibit A)
     STIPULATION REGARDING THE ESTABLISHMENT OF RATES UNDER THE POWER CONTRACT BETWEEN POTOMAC EDISON AND EASTALCO

                           ELECTRIC SERVICE AGREEMENT

         This AGREEMENT made this 11th day of November, 1994, between EASTALCO ALUMINUM COMPANY, a Delaware corporation and a wholly-owned subsidiary of Alumax Inc. ("Eastalco") and THE POTOMAC EDISON COMPANY, a Maryland and Virginia corporation and a wholly-owned subsidiary of Allegheny Power System, Inc. ("Potomac").

                      RECITALS

1. Potomac is a public utility engaged in the production, transmission, distribution and sale of electric power and energy in Maryland.

2. Eastalco operates an aluminum reduction facility near Buckeystown Station, Frederick County, Maryland.

3. Eastalco has purchased electric power and energy for such facility from Potomac since March 1, 1970 under the terms of electric service agreements, the most recent of which is dated February 25, 1993, (the "Existing Agreement"). The Existing Agreement is subject to termination on March 1, 1995 upon 24 months prior written notice.

4. Potomac desires to continue selling power and energy to Eastalco, and Eastalco desires to continue purchasing power and energy from Potomac under the terms of this Agreement after March 1, 1995.

1.    DEFINITIONS.
      In addition to the terms defined above, the terms capitalized below, which are not defined below, shall have the meaning set forth in Paragraph 15.

2.    TERM OF AGREEMENT.
      This Agreement shall become effective upon approval by the Maryland Public Service Commission. The initial term of this Agreement shall be for a period of seven years commencing on the Effective Date of April 1, 1993. This Agreement shall be renewed automatically for a first subsequent term of eighteen months which would expire September 30, 2001, unless either party gives written notice of cancellation prior to April 1, 1998. Thereafter, this Agreement shall be renewed automatically for additional subsequent terms of one year each, unless either party gives written notice of cancellation at least thirty months prior to the expiration of any subsequent term.

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3.    SALE AND PRICE OF SYSTEM CAPACITY.

      3.1.  SALE OF SYSTEM CAPACITY.
            Potomac shall make available to Eastalco the following number of kilowatts of System Capacity:

            3.1.1. 210,000 kilowatts during Load Reduction Periods of the Summer Months and Winter Months,

            3.1.2. 310,000 kilowatts during Monthly Peak hours of the Spring/Fall Months,

            3.1.3. 350,000 kilowatts during all other hours.

      3.2.  PRICE OF SYSTEM CAPACITY.

            3.2.1. CAPACITY CHARGE.

                 3.2.1.1. The Capacity Charge effective July 1, 1993 shall be $10.24 per kilowatt per month. The Capacity Charge consists of a base rate. Any change in the base rate or any additional charges or surcharges determined by the Maryland Public Service Commission to be applicable to Eastalco after December 31, 1987 and not included in Sub-Paragraph 4.2.3. hereof shall be reflected by Potomac in this Capacity Charge, and shall be subject to the provisions of Sub-Paragraph 14.3.1. The Capacity Charge shall be applied to all kilowatts of System Demand.

                 3.2.l.2. An Additional Capacity Charge of $2.00 per kilowatt shall be added to the Capacity Charge and this sum shall be applied to Additional Capacity in excess of System Demand. Additional Capacity shall mean all Billing Capacity kilowatts determined to be in excess of System Demand as the result of the application of Sub-Paragraphs 3.2.2.1.2 through 3.2.2.1.5. or Sub-Paragraphs 3.2.2.2.2. through 3.2.2.2.6. below, except that no Additional Capacity Charge shall be payable for kilowatts in excess of System Demand if that Additional Capacity results from the application of Sub-Paragraphs
3.2.2.1.5. or 3.2.2.2.6. when triggered by Sub-Paragraphs 3.2.2.1.1. or
3.2.2.2.1. Also the Additional Capacity Charge shall not apply in any Billing Period during which no electrolysis occurs and no molten metal is produced in Eastalco's potlines.

            3.2.2. BILLING CAPACITY.
                   Billing Capacity shall be equal to the result of the following:

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            3.2.2.1.  For the Summer Months and Winter Months, Billing Capacity
shall be the greatest of:

                 3.2.2.1.1.  The System Demand; or,

                 3.2.2.1.2. .45 times (the sum of System Energy and Off-System Energy divided by the number of hours in the Billing Period); or,

                 3.2.2.1.3.  .30 times the Maximum Instantaneous Demand; or,

                 3.2.2.1.4.  130,000 kilowatts; or,

                 3.2.2.1.5. The highest result established by the application of Sub-Paragraphs 3.2.2.1.1. through 3.2.2.1.4. above during (i) the three preceding Summer Months if the computation of Billing Capacity is being made for a Summer-Month; or, (ii) the three preceding Winter Months if the computation of Billing Capacity is being made for a Winter Month.

            3.2.2.2. For the Spring/Fall Months, Billing Capacity shall be the greatest of:

                 3.2.2.2.1.  The System Demand; or,

                 3.2.2.2.2. .80 times (the sum of System Energy and Off-System Energy divided by the number of hours in the Billing Period); or,

                 3.2.2.2.3.  .40 times the Maximum Instantaneous Demand; or,

                 3.2.2.2.4. (System Energy plus Off-System Energy divided by the number of hours in the Billing Period) less 40,000 kilowatts; or,

                 3.2.2.2.5.  200,000 kilowatts; or,

                 3.2.2.2.6. The highest result established by the application of Sub-Paragraphs 3.2.2.2.1. through 3.2.2.2.5. above during the three preceding Spring/Fall Months.

      3.3. REACTIVE KILOVOLT-AMPERE CHARGE.
           The Reactive Kilovolt-Ampere Charge shall be the price payable for reactive kilovolt-amperes and shall be equal to the result of the following formula:

                   $0.15 x (Reactive Kilovolt-Ampere Capacity -
                            25% of Billing Capacity)

     3.4.  UNDERMODULATION CHARGE.

            3.4.1. DETERMINATION OF UNDERMODULATION CHARGE.
                   If Eastalco fails to modulate its load under Sub-Paragraph
8.3 by at least an average of 65,000 kilowatts at the time of Potomac's Monthly Peak during the Spring/Fall Months, it shall pay an Undermodulation Charge of $5.00 per kilowatt for each kilowatt by which the total number of kilowatts of such modulation by Eastalco in the Spring/Fall Months of each calendar year is less than the product of 65,000 times the number of Spring/Fall Months in the calendar year for which the calculation is made. The Undermodulation Charge shall not apply to the Summer Months and Winter Months.

            3.4.2. DETERMINATION OF LOAD MODULATION.
                   The amount of Load Modulation for a Spring/Fall Month shall be equal to the difference between: (i) the sum of Eastalco's System Demand and any Off-System Capacity purchased during the hour of the System Demand for such month; and (ii) the sum of System Energy and Off-System Energy for such month divided by the number of hours in the Billing Period; provided, however, that for purposes of this Sub-Paragraph 3.4, (a) if System Demand during a Spring/Fall Month is 200,000 kilowatts or less, the amount of Load Modulation shall not be less than 65,000 kilowatts; and, (b) the amount of Load Modulation in any Spring/Fall Month shall not be less than 40,000 kilowatts.

            3.4.3. BILLING OF UNDERMODULATION CHARGE.
                   The billing of the Undermodulation Charge shall be determined annually and shall be billed on the December Billing Period invoice for each calendar year during the term hereof, or on the final invoice upon termination of this Agreement.

4.   SALE AND PRICE OF ENERGY.

     4.1. SALE OF CONTRACT ENERGY.
          The Eastalco facility requires an average of 310,000 kilowatt-hours per hour in order to operate at full production. Potomac shall make available System Energy and, in accordance with Sub-Paragraph 10.1, shall use its best efforts to make available sufficient Off-System Energy so that the combined availability of System Energy plus Off-System Energy averages 310,000 kilowatt-hours per hour, which shall be the Contract Energy.

     4.2. SYSTEM ENERGY.

          4.2.1. DEFINITION OF SYSTEM ENERGY.
                 For purposes of this Agreement, System Energy shall mean the kilowatt-hours recorded during the Billing Period

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on the Meters as delivered to Eastalco, less any Off-System Energy purchased during the Billing Period. System Energy shall be comprised of Base Energy and Incremental Energy defined as follows:

               4.2.1.1. Base Energy shall be the lesser of:

                    4.2.1.1.1. The System Energy; or,

                    4.2.1.1.2. The product of the Billing Capacity and the number of hours in the Billing Period.

               4.2.1.2. Incremental Energy shall be the amount of System Energy in excess of the Base Energy, if any.

          4.2.2. PRICE OF SYSTEM ENERGY.
                 The price payable for System Energy shall be the sum of:

               4.2.2.1. The Base Energy multiplied by the Base Energy Charge which shall mean the rate payable pursuant to Potomac's fuel rate (or any cost recovery method which may take its place) then in effect as approved by the Maryland Public Service Commission, and adjusted for applicable siting charges; plus,

               4.2.2.2. The Incremental Energy multiplied by the Incremental Energy Charge which shall mean the greater of: (i) the hourly incremental Actual Cost of energy to Potomac, before sales to non-affiliated utilities, incurred during the hours of Incremental Energy use during the Billing Period, plus l mill per kilowatt-hour, adjusted for Maryland gross receipts tax and applicable siting charges, or, (ii) the Base Energy Charge; plus,

     4.2.3. OTHER ENERGY RATE COMPONENTS.
            If the Maryland Public Service Commission adopts a rate charge or adjustment which did not exist on December 31, 1987 that is to be collected on a per kilowatt-hour basis from Potomac's customers, such charge may be applied to the Base Energy and the Incremental Energy subject to such limits on its applicability as are adopted by such Commission, except that such charges which are directly related to the cost of fuel for Potomac may be applied to the Base Energy only. Examples for purposes of illustration only are the Maryland Energy Facility Siting Tax, which could be applied to both the Base and Incremental Energy, and the Deferred Fuel Accounting Surcharge, which could be applied only to the Base Energy.

     4.3.  PRICE OF OFF-SYSTEM ENERGY.
           The price payable for Off-System Energy shall be as set forth in Sub-Paragraph 10.2.

     4.4.  PROFIT SHARING SURCHARGE.
           The Profit Sharing Surcharge shall be the product of the Profit Sharing Rate and the System Energy.

          4.4.1. PROFIT SHARING RATE.
                 The Profit Sharing Rate shall be equal to the following:

               4.4.1.1. If the Aluminum Price is less than or equal to the Lower Trigger Price, the Profit Sharing Rate shall be zero.

               4.4.1.2. If the Aluminum Price is greater than the Lower Trigger Price and less than the Upper Trigger Price, the Profit Sharing Rate shall be the product of the Maximum Profit Sharing Rate, calculated to five decimal places, and the ratio R, where

               R equals (Aluminum Price - Lower Tricker Price
                        ---------------------------------------
                      (Upper Trigger Price - Lower Trigger Price)

               4.4.1.3. If the Aluminum Price is equal to or greater than the Upper Trigger Price, the Profit Sharing Rate shall be the Maximum Profit Sharing Rate.

          4.4.2. The Maximum Profit Sharing Rate initially shall be $0.004 per kilowatt-hour until March 1, 2000. After February 29, 2000 the Maximum Profit Sharing Rate shall be reviewed in a good faith negotiation. The adjustment in the Maximum Profit Sharing Rate would reflect the change in price levels for the types of production plant related to compliance with Phase II of the CAAA and the relative amount of investment in production plant for compliance with Phase II as compared to Phase I of the CAAA. The relative amount of investment would be computed as the ratio of the investment in production plant for compliance with Phase II of the CAAA to the investment in production plant for compliance with Phase I of the CAAA, with both investments adjusted to dollars of the same year using appropriate inflation indices. As an example, if the change in price levels was twenty percent (20%) and the investment for compliance with Phase II was one half the investment for compliance with Phase I, after adjustment for inflation, then the Maximum Profit Sharing Rate would increase by approximately ten percent (10%).

          4.4.3. The Lower Trigger Price initially shall be seventy cents (70.0
(cent)) per pound of aluminum. On March 1, 1995 and each March 1 thereafter, the Lower Trigger Price shall be re-established to the nearest tenth of a cent as the result of the following formula:

          Lower Trigger Price = 70.0(cent) x 1/2 x (Price Ratio +
                                     Escalation Ratio)

               where

               4.4.3.1. The Price Ratio is the ratio:

            Annual Aluminum Price for the most recent calendar year)
            --------------------------------------------------------
                 (Annual Aluminum Price for calendar year 1993)

               4.4.3.2. The Escalation Ratio is the ratio:

     (Price Deflator Index for the fourth quarter of the most
     recent calendar Year)
     --------------------------------------------------------
     (Price Deflator Index for the fourth quarter of 1993)

          4.4.4. The Upper Trigger Price initially shall be one hundred twenty cents (120.0(cent)) per pound of aluminum. On March 1, 1995 and each March 1 thereafter, the Upper Trigger Price shall be re-established to the nearest tenth of a cent as the result of the following formula:

          Upper Trigger Price = 120.0(cent) x 1/2 x (Price Ratio +
                         Escalation Ratio)

5.   MINIMUM LOAD CHARGE.
     In addition to the amounts payable under Paragraphs 3 and 4, if the sum of the System Energy and Off-System Energy used in a Billing Period is less than the Minimum Load, Eastalco shall pay a Minimum Load Charge for System Power, which shall be equal to

     5.1. the lesser of:

          5.1.1. 21,900,000 kilowatt-hours, or,

          5.1.2. the difference between:

               5.1.2.1. the Minimum Load, less,

               5.1.2.2. the sum of the System Energy and Off-System Energy purchased by Eastalco,

     5.2. multiplied by the quotient of (i) the sum of the amount payable for Base Energy in accordance with Sub-Paragraph 4.2.2.1. and the amount payable for Incremental Energy in accordance with Sub-Paragraph 4.2.2.2. divided by (ii) the number of kilowatt-hours of System Energy.

     5.3. Paragraph 5 shall not apply in any Billing Period during which no electrolysis occurs and no molten metal is produced in Eastalco's potlines.

6.   SALE OF IDLE CAPACITY.
     When Eastalco's Maximum Demand is expected to be below 240,000 kilowatts, Eastalco may give notice to Potomac that for a specified period, Eastalco will not use all or a portion of the System Capacity below 240,000 kilowatts. The period specified shall be at least one week and the amount of System Capacity specified shall be at least 10,000 kilowatts. Potomac will use its best efforts to sell such System Capacity for the period specified in the notice; provided, that such sale would not interfere with potential sales of capacity by Potomac or Allegheny that could have been made if Eastalco was using suchSystem Capacity. Eastalco will receive a credit not to exceed $500,000 per calendar month for the proceeds of any sale by Potomac equal to the lesser of:

     6.1. 90% of the Capacity Revenues from such sale; or,

     6.2. In the Winter Months and Summer Months, an amount equal to the sum of:
(i) 130,000 kilowatts less the Maximum Demand (if that difference is greater than zero) times the Capacity Charge, and (ii) the Minimum Load Charge; or,

     6.3. In the Spring/Fall Months, an amount equal to the sum of: (i) 200,000 kilowatts less the Maximum Demand (if that difference is greater than zero) times the Capacity Charge, and (ii) the Minimum Load Charge.

7.   LOAD REDUCTION PERIOD.

     7.1. DEFINITION OF LOAD REDUCTION PERIOD.
          Potomac may designate as a Load Reduction Period between one and eighteen hours during any day of the Summer Months or Winter Months that Potomac reasonably believes will be the day that Potomac's monthly maximum demand will occur; provided that the total number of Load Reduction Period hours shall not exceed (i) 850 hours during the twelve month period commencing October 1, 1990 and ending September 30, 1991 or any 12 month period thereafter, during the term of this Agreement, which commences on October 1 of a calendar year and ends on September 30 of the succeeding calendar year, or (ii) upon notice of the termination of this Agreement, the sum of 170 hours times the number of Winter Months and 85 hours times the number of Summer Months from the September 30 immediately preceding termination to the date of termination.

7.2. NOTICE TO REDUCE LOAD.
     Preliminary notice of a Load Reduction Period shall be given by Potomac to Eastalco no later than 4:00 P.M. of the day preceding the Load Reduction Period. A confirmation of the occurrence of a Load Reduction Period will be given no later than 6:00 A.M. of the day of a Load Reduction Period occurring during the Winter Months and 8:00 A.M. of the day of a Load Reduction Period occurring in the Summer Months. Notwithstanding the foregoing, and subject to the limitations set forth in SubParagraph 7.1., Potomac may extend an existing Load Reduction Period or designate a new Load Reduction Period after 6:00 A.M. in the Winter Months or after 8:00 A.M. in the Summer Months upon as much notice to Eastalco as is reasonably practicable. The parties may agree mutually in writing to a change in the time by which a confirmation of the occurrence of a Load Reduction Period must be given.

7.3. OBLIGATION TO MINIMIZE AND CANCEL LOAD REDUCTION PERIOD.

     Potomac will use its best efforts to limit the duration and frequency of any Load Reduction Period hours while not unreasonably increasing the risk that Potomac's monthly maximum demand will occur outside a Load Reduction Period. If subsequent to the designation of a Load Reduction Period: (i) Potomac's load does not materialize for the Load Reduction Period day so that Potomac no longer reasonably believes that one or more hours of the Load Reduction Period will be the hour(s) in which Potomac's monthly maximum demand will occur; and, (ii) there are no abnormal operating conditions on Potomac's system which require retention of such hours in the Load Reduction Period, Potomac shall remove as many hours as possible from the Load Reduction Period and give Eastalco prompt notice thereof; provided, however, that Eastalco may elect to retain such hours in the Load Reduction Period if it already has incurred any costs for such hours in connection with Off-System Power that would not be avoided or refunded if such hours are not retained in the Load Reduction Period.

8.   POTENTIAL PEAK HOURS.

     8.1.  DEFINITION OF POTENTIAL PEAK HOURS.
           Potomac may designate as Potential Peak Hours either one or two periods of between one and eight consecutive hours during any day of the term hereof that Potomac reasonably believes will be the day that Potomac's monthly maximum demand will occur; provided that (i) the total number of Potential Peak Hours shall not exceed 8 in any calendar day, (ii) no Potential Peak Hours may be designated on Sunday, and (iii) during the Summer Months and Winter Months, Potential Peak Hours shall be designated only within Load Reduction Periods.

     8.2.  NOTICE OF POTENTIAL PEAK HOURS.
           Preliminary notice of Potential Peak Hours shall be given by Potomac no later than 4:00 P.M. of the day preceding the Potential Peak Hours. Notice of Potential Peak Hours and a confirmation of the occurrence of the Potential Peak Hours shall be given no later than 6:00 A.M. of the day the Potential Peak Hours are to occur in the Winter Months and no later than 8:00 A.M. of the day the Potential Peak Hours are to occur during all other months. Notwithstanding the foregoing, and subject to the limitations set forth in Sub-Paragraph 8.1., Potomac may extend existing Potential Peak Hours or designate new Potential Peak Hours after 6:00 A.M. in the Winter Months or after 8:00 A.M. in the Summer Months upon as much notice to Eastalco as is reasonably practicable. The parties may agree mutually in writing to a change in the time by which a confirmation of the occurrence of Potential Peak Hours must be given.

     8.3.  LOAD MODULATION.
           Eastalco will use its best efforts to modulate its load during all Potential Peak Hours. Load Modulation shall mean a temporary reduction in Eastalco's plant load in order to assist Potomac in reducing the magnitude of Potomac's monthly maximum demand. Eastalco agrees to modulate through changes not exceeding 50 megawatts every ten minutes, unless requested by Potomac to modulate in larger blocks. Such best efforts obligation shall not obligate Eastalco, in its opinion, to jeopardize the stability of its plant operations. Eastalco shall be permitted to make up the energy consumption foregone during such reduction as soon as practical, subject to the terms of this Agreement and the ability of Eastalco's facility to make up such energy consumption.


9.   EMERGENCIES

     9.1. GENERAL EMERGENCIES.

          9.1.1.    EMERGENCY OPERATIONS
                    Electric service provided under this Agreement is subject to interruption at any time in compliance with the provisions of the Potomac Edison EHV Emergency Voltage Control Program or The Potomac Edison Company/Allegheny Power System Emergency Operation Plan as in effect and as amended from time to time, copies of which have been supplied to Eastalco.

          9.1.2.    EMERGENCY FOR PRESERVATION OF SYSTEM INTEGRITY.
                    With Eastalco's prior consent, Potomac may interrupt up to 400,000 kilowatt-hours of Off-System Power, System Demand and System Energy if any emergency occurs which Potomac believes is a threat to the overall integrity of its operating system.

          9.1.3.    OBLIGATIONS OF POTOMAC UNDER GENERAL EMERGENCIES.
                    Potomac will use its best efforts to limit the duration and frequency of any emergency described in this Sub-Paragraph 9.1. and to give Eastalco as much advance notice as possible of the occurrence of any such emergency. In the event of an emergency under this Sub-Paragraph 9.1., Potomac will use its best efforts to interrupt service only to Eastalco's potlines and continue uninterrupted service to Eastalco's auxiliary equipment. If possible, Potomac shall give Eastalco the opportunity to reduce its load prior to any such interruption.

          9.1.4.    RESTORATION TO NORMAL OPERATIONS.
                    In the event of any emergency under this Sub-Paragraph 9.1., a Recovery Period shall be established for the lesser of (i) 48 hours, or (ii) 48 hours multiplied by the ratio of (a) the number of kilowatt-hours by which Eastalco's load since the 7:00 AM immediately preceding the beginning of the emergency is less than the product of its average load for the preceding week multiplied by the number of hours from the 7:00 AM immediately preceding the beginning of the emergency to the cessation of the emergency, to (b) 800,000 kilowatt-hours. In order to provide Eastalco an opportunity to attempt to restore the stability of its operations after an emergency, Potomac shall not declare any hour in a Recovery Period to be a Potential Peak Hour nor shall it declare another emergency under Sub-Paragraph 9.1.2. or 9.2; however, Potomac may declare Load Reduction Periods that include hours in a Recovery Period. Potomac and Eastalco shall cooperate to the extent possible to restore normal operations, and as part of such cooperation, Eastalco shall inform Potomac of the amounts and timing of its proposed increases in load during the Recovery Period, and Potomac shall use its best efforts to supply Eastalco with the service requested. Potomac may also request that Eastalco reduce load during a Recovery Period and Eastalco will comply with such request if, in Eastalco's opinion, the stability of its plant operations will not be jeopardized.

     9.2. FIRM LOAD EMERGENCY.

          9.2.1.    DEFINITION OF FIRM LOAD EMERGENCY.
                    Potomac shall have the right to require Eastalco to reduce purchases of System Capacity and System Energy hereunder for a Firm Load Emergency which shall mean a mechanical breakdown, failure or operating condition in the Allegheny System generation or transmission system that makes it necessary for Eastalco to reduce purchases of System Capacity and System Energy in order for Potomac to meet its obligations to its firm power Customers.

          9.2.2.    DESIGNATION OF FIRM LOAD EMERGENCY.

                    Potomac may designate a Firm Load Emergency at any time during the term of this Agreement that Eastalco is not purchasing Off-System Power.

          9.2.3.    OBLIGATION TO LIMIT OR CANCEL FIRM LOAD EMERGENCIES.
                    Potomac will use its best efforts to limit the duration and frequency of any Firm Load Emergencies. If subsequent to the designation of a Firm Load Emergency, Potomac's operating conditions change so that continuance of the Firm Load Emergency no longer is reasonably required, Potomac shall give Eastalco prompt notice of ability to resume purchasing System Capacity and System Energy; provided, however, that Eastalco may elect to continue purchasing Off-System Capacity and Off-System Energy if, for this occurrence, it already has incurred any costs in connection with such purchases not yet delivered, which would not be avoided or refunded if Eastalco elects to resume purchasing System Capacity and System Energy.

          9.2.4.    NOTICE TO REDUCE PURCHASES OF SYSTEM CAPACITY AND SYSTEM
                    ENERGY.
                    Notice of a Firm Load Emergency shall be given by Potomac no later than 30 minutes prior to the commencement of the Firm Load Emergency.

10. OPERATIONS DURING LOAD REDUCTION PERIODS AND FIRM LOAD EMERGENCIES. Eastalco shall use its best efforts to reduce its load to a level of not more than 200,000 kilowatt-hours per hour and maintain its load at such level for the duration of any Load Reduction Period or Firm Load Emergency. Such best efforts obligation shall not obligate Eastalco, in its opinion, to jeopardize the stability of its plant operations.

     10.1.     OBLIGATION OF POTOMAC.
               During a Load Reduction Period or a Firm Load Emergency, Potomac shall purchase and deliver to Eastalco Off-System Power in accordance with the following provisions, if requested to do so by Eastalco and if Off-System Power is available, and can be delivered, from other sources not then committed to serve Potomac's load or pass-through obligations. Potomac agrees to use its best efforts to furnish Eastalco the amount of Off-System Power requested by Eastalco to replace up to 100,000 kilowatt-hours per hour of the difference between

Eastalco's average load of the previous week and 200,000 kilowatt-hours per hour.

     10.2.     PRICING.
               Potomac agrees to furnish Eastalco with the least cost Off-System Power available. The price payable by Eastalco for Off-System Power during Load Reduction Periods shall be the Actual Cost to Potomac plus 2 mills per kilowatt-hour. The price payable by Eastalco for Off-System Power during a Firm Load Emergency shall be Potomac's Actual Cost. The price in either event shall include gross receipts tax, if applicable. Potomac shall furnish Eastalco with an estimate of such price at the same time it gives notice of a Load Reduction Period under Sub-Paragraph 7.2 or a Firm Load Emergency under Sub-Paragraph 9.2.4.

     10.3.     INSUFFICIENT POWER.
               If the amount of Off-System Power delivered to Eastalco during a Firm Load Emergency in accordance with SubParagraph 9.2. is less than the amount requested by Eastalco under Sub-Paragraph 10.1., and Eastalco reduced its load at least to the level requested by Potomac, then a Recovery Period shall be established for the lesser of (i) 20 hours, or (ii) 20 hours times the quotient of the difference between the kilowatt-hours of Off-System Power requested by Eastalco and the kilowatt-hours of Off-System Power delivered to Eastalco, divided by 200,000 kilowatt-hours. In order to provide Eastalco an opportunity to attempt to restore the stability of its operations after an emergency, Potomac shall not declare any hour in a Recovery Period to be a Potential Peak Hour nor shall it declare another emergency under Sub-Paragraph 9.1.2. or 9.2; however, Potomac may declare Load Reduction Periods that include hours in a Recovery Period. Potomac and Eastalco shall cooperate to the extent possible to restore normal operations, and as part of such cooperation, Eastalco shall inform Potomac of the amounts and timing of its proposed increases in load during the Recovery Period, and Potomac shall use its best efforts to supply Eastalco with the service requested. Potomac may also request that Eastalco reduce load during a Recovery Period and Eastalco will comply with such request if, in Eastalco's opinion, the stability of its plant operations will not be jeopardized.

11.  BILLING.

     11.1.     INVOICES AND PAYMENT.
               During the first week of the calendar month succeeding a Billing Period, Potomac shall provide Eastalco with a bill supported by calculations for all amounts payable during such Billing Period. Such bill will be due and payable in accordance with the provisions of this Paragraph 11, on or before the last business day of the month immediately succeeding the Billing

Period which shall be the Payment Month. In order not to delay Eastalco's normal billing, the Incremental Energy Charge will be billed based on estimated incremental costs. Such estimate will be corrected to reflect actual incremental costs in the following month's bill. Eastalco will establish and maintain for the benefit of Potomac during the term of this Agreement at its expense an irrevocable, stand-by letter of credit as more particularly described below. During the term hereof, the parties may agree mutually upon an alternative to the letter of credit described below that would guarantee payment of Eastalco's bills to Potomac.

     11.2.     LETTER OF CREDIT.
               Eastalco shall maintain at its expense an irrevocable stand-by letter of credit in favor of Potomac in the amount of $10,000,000 in order to guarantee payment of amounts due hereunder ("Letter of Credit") at the Bank, which shall mean a bank that (i) is selected by Eastalco and approved by Potomac, which approval shall not be withheld unreasonably; and, (ii) is rated by rating agencies Moodys and Standard & Poors not less than Single A, if a domestic bank, and not less than Double A if a foreign bank.

          11.2.1.   TERMS OF LETTER OF CREDIT.

                    The Letter of Credit shall be payable on presentation and remain in effect for the term of this Agreement. Eastalco agrees that the Letter of Credit shall not be encumbered further or made subject to any other lien, security interest or like instrument.

          11.2.2.   PAYMENT OF BILLS.
                    On or before the payment due date described in Sub-Paragraph 11.1, Eastalco shall pay Potomac the amount due and payable. If Eastalco fails to pay such amount, Potomac shall be entitled to draw on the Letter of Credit.

     11.3. LATE PAYMENT CHARGES.

          11.3.1.   LATE PAYMENTS.
                    Payments required to be made under Sub-Paragraph 11.1, which are not received by Potomac on or before the last business day of the month immediately succeeding the Billing Period shall be subject to the penalty set forth in the Rules and Regulations of the Potomac Edison Company applicable to industrial customers filed with and approved by the Maryland Public Service Commission, currently in effect and as amended from time to time.

12.     FORCE MAJEURE.

        12.1. DEFINITION OF FORCE MAJEURE EVENT.
              For purposes of this Agreement a Force Majeure Event shall mean any or all of the following events or occurrences and the effects thereof which are beyond the reasonable control of the party claiming the occurrence: Acts of God or the public enemy, flood, earthquake, storm, hurricane, tornado, lightning, fire, epidemic, war, embargoes, riot, civil disturbances, Strikes, Sabotage, orders or temporary or permanent injunctions of any duly constituted court of general jurisdiction or any administrative agency or officer provided by law; acts of government or any subdivision thereof; Failure of Service, or any other cause beyond the reasonable control of the party claiming the occurrence, whether or not similar to the causes or occurrences enumerated above.

        12.2. EXCUSE FROM PEFORMANCE.
              If a Force Majeure Event prevents or interrupts either party from performing any obligation under this Agreement, both parties shall be excused from performing hereunder to the extent that the Force Majeure Event prevents such performance and for the period required to restore the affected party's operations to their condition prior to the occurrence of the Force Majeure Event.

        12.3. NOTICE OF FORCE MAJEURE.
              The party affected by a Force Majeure Event shall give prompt written notice thereof to the other party of the probable extent to which the affected party will be unable to perform or will be delayed in performing its obligations hereunder.

        12.4. ELIMINATION OF FORCE MAJEURE.
              The affected party shall exercise due diligence to eliminate or remedy the cause and the effects of the Force Majeure Event and to return to normal operations as quickly as is reasonably possible and shall give the other party prompt notice when that has been accomplished.

        12.5. EXEMPTION DURING FORCE MAJEURE.

              12.5.1. GENERAL EXEMPTION.
                      Each month during the period of the Force Majeure Event including the period required to restore the affected party's operations to their condition prior to the occurrence of the Force Majeure Event, Eastalco shall pay only for power and energy actually furnished and used by it at the rates set forth herein, and the provisions of this Agreement or of any power schedule made a part of this Agreement relating to any minimum payment for power or energy, including without limitation the minimum Billing Capacity and the minimum load Charge, shall not apply. During the Billing Period that the

Force Majeure Event occurs and the Billing Period in which Eastalco returns to normal operations, the minimum Billing Capacity and the Minimum Load Charge shall not apply for those days of the Billing Period in which the Force Majeure Event was in effect and the Capacity Charge shall be reduced by the ratio of the number of days of the Billing Period in which the Force Majeure Event was in effect to the total number of days of the Billing Period.

              12.5.2. EXEMPTION FOR COAL STRIKE.
                      Notwithstanding the provisions of Sub-Paragraph 12.5.1., the payment exemption during a Force Majeure Event shall not be applicable to any curtailment or interruption in service to Eastalco caused by a coal strike that prevents Potomac from serving Eastalco's load, when such curtailment or interruption in service by Potomac occurs pursuant to orders issued by the Maryland Public Service Commission or other governmental authority that result in a request for curtailment or interruption of other large industrial customers or Schedule PP customers of Potomac as well in accordance with the Fuel Shortage Section of The Potomac Edison Company/Allegheny Power System Emergency Operation Plan. For purposes of this Agreement, other large industrial customers or Schedule PP customers of Potomac shall not be considered curtailed or interrupted if (i) service to such customers is not requested to be curtailed or interrupted pursuant to such order; or, (ii) any of such other customers receives a payment exemption from any of its minimum payment obligations for power or energy during such curtailment or interruption. If service to such other large industrial customers or Schedule PP customers is restored, but service to Eastalco either is not restored or, Eastalco is then unable to operate or receive service as a result of such curtailment or interruption, such occurrence shall be considered to be a Force Majeure Event to which the billing exemption set forth in Sub-Paragraph 12.5.1. shall apply during the period required for Eastalco to restore its facility to full operation, such period not to exceed eight (8) weeks. During such period Eastalco shall pay the lesser of: (i) the amount payable under Sub-Paragraph 12.5.1. for power and energy actually furnished and used by Eastalco plus a Capacity Charge for 30,000 kilowatts of System Demand, or (ii) the amount payable pursuant to Sub-Paragraphs 3.2., 3.3., 4.2., and 4.3.

              12.6.   ALTERNATIVE POWER DURING FORCE MAJEURE.
                      If a Force Majeure Event prevents Potomac from delivering power and energy hereunder or significantly increases the price of Potomac's power and Eastalco is capable of receiving power and energy hereunder, Potomac shall use its best efforts to obtain from third parties and deliver any power required by Eastalco up to the System Capacity and System Energy then in effect. The price of such power and energy to Eastalco shall be determined in accordance with the provisions of this Agreement or Potomac's Actual Cost, whichever is greater.

13.  PROVISIONS RELATING To SERVICE.

     13.1. METERING.

     13.1.1. METERING EQUIPMENT.
             Deliveries of System Capacity, System Energy and Off-System Power to Eastalco's substation shall be metered by Potomac at the Point of Delivery. Meters shall mean metering equipment suitable for billing with a system accuracy of plus or minus eight tenths of one percent (+ or - 0.8%) which shall be installed and owned by Potomac and shall be used in determining the quantities for billing. Eastalco has installed its own metering equipment, at its own cost.

     13.1.2. TESTING OF METERS.
             Potomac at its own expense shall test its Meters at least once every year and if requested to do so by Eastalco shall make additional tests or inspections of such Meters, the expense of which shall be paid by Eastalco, unless such additional tests or inspections show the Meters to be inaccurate by more than one half of one percent (0.5%), in which case Potomac shall pay for such test. Eastalco shall have the right to witness each testing of Potomac's Meters. Meters found to be defective or inaccurate shall be adjusted, repaired or replaced by Potomac.

     13.1.3. INACCURATE METERING.
             If the Meters of Potomac fail to register or if the measurement made by such Meters during the test varies by more than one half of one percent (0.5%) from the measurement made by the standard meter used in such testing, calculated adjustments shall be made correcting the measurements made by the inaccurate Meters for the actual period during which such inaccurate measurements were made if such period can be determined, or if not, for the period immediately preceding the test of the Meters which is equal to one-half (1/2) the time from date of the immediately preceding test and validation of accuracy of the Meters or for a period of thirty (30) days, whichever is less. Should Potomac's Meters fail to register for any period, demand and energy usage during such period shall be determined by Potomac and Eastalco utilizing Eastalco's meter readings, adjusted by the normal difference in meter readings between Eastalco's meters and Potomac's Meters. Should the meters of both Potomac and Eastalco fail during any period, power and energy usage during such period shall be determined by computing the number of kilowatts and kilowatt-hours which are necessary to produce the tons of aluminum actually produced during such period or by any more accurate measure of demand and energy usage acceptable to both parties.

     13.2.   FACILITIES AND EQUIPMENT.
             The following equipment has been supplied and installed by Potomac, is owned by Potomac and will be operated and maintained by Potomac:

             13.2.1. Two two hundred thirty kilovolt transmission circuits and related switch gear connecting Potomac's Doubs Substation with Eastalco's Substation;

             13.2.2. Metering, relaying, control and communication equipment necessary for the operation and protection of Potomac's equipment and billing under this Agreement.

     13.3.   OWNERSHIP OF FACILITIES AND RIGHT OF REMOVAL.

             13.3.1.  OWNERSHIP OF FACILITIES.
                      Any and all equipment installed by either party on the premises of the other party shall be and remain the property of the party owning and installing such equipment regardless of the manner of attachment to the real property of the other party.

             13.3.2.  RIGHT OF REMOVAL.
                      Upon termination of this Agreement, the owner of the equipment shall have the right to enter the premises of the other party and, within a reasonable time and in a reasonable manner, shall remove such equipment and all concrete and appurtenances relating thereto, and with all due diligence at the owner's sole cost and expense, repair any damage to the other party's property and fill all holes caused by such removal.

             13.4.    RIGHTS OF WAY.
                      Eastalco agrees to convey to Potomac for the term of this Agreement and without charge, all easements and other rights of way reasonably necessary for the operation, maintenance, replacement and removal of facilities upon, across or within Eastalco's property for the purpose of providing service under this Agreement, provided, however, that upon the termination of this Agreement any such easements and rights of way shall revert automatically to Eastalco.

             13.5.    ENTRY OF PREMISES.
                      Potomac shall have the right to enter Eastalco's premises to read, maintain and test Potomac's Meters, poles, conductors, appurtenances, and other equipment located thereon provided that the business of Eastalco shall not be interfered with unreasonably and provided further that such right of entry shall be restricted to (i) normal office hours, except in the case of an emergency; (ii) those areas of Eastalco's facility where Potomac's equipment is located; and (iii) those employees, agents, borrowed crews or contractors of Potomac who are necessary and authorized to perform such work or inspection; provided, however, that no contractor of Potomac may enter Eastalco's premises without the prior written consent of Eastalco, which consent shall not be unreasonably withheld.

      13.6.   ELECTRICAL REQUIREMENTS.

              13.6.1. ELECTRICAL DISTURBANCES.
                      Eastalco shall not deliberately operate any apparatus or deliberately use System Capacity, System Energy or Off-System Power in any manner that would be detrimental to Potomac's service to Eastalco or other customers.

      13.6.2. POWER FACTOR.
              Eastalco shall not operate its facility with a leading power factor without Potomac's prior written consent.

      13.7.   RESALE OF POWER.
              System Capacity, System Energy and Off-System Power shall not be resold hereunder, except as otherwise provided by Paragraph 6.

14.   MISCELLANEOUS.

      14.1.   JURISDICTION OF REGULATORY AUTHORITIES..
              This Agreement shall be subject to the approval of the Maryland Public Service Commission. Service hereunder is subject to the Rules and Regulations Covering the Supply of Electric Service, and the Rules and Regulations for Meter and Service Installations that have been filed by Potomac with the Maryland Public Service Commission, or any other regulatory authority having jurisdiction over the subject matter hereof.

      14.2.   INDEMNIFICATION.

              14.2.1. LIABILITY OF THE PARTIES.
                      The electric energy supplied under this Agreement is supplied on the following express conditions: (i) after it passes the Point of Delivery, it becomes the property of Eastalco, (ii) prior to the time it passes the Point of Delivery, it is the property of Potomac, (iii) neither party, its servants or employees, shall be liable, except in the case of negligence, for loss, injury, or damage to any person or property whatsoever, resulting directly or indirectly from the use, misuse, or presence of such electric energy, on the other party's side of the Point of Delivery.

      14.2.2. INDEMNIFICATION BY EASTALCO.
              Eastalco shall indemnify and save harmless Potomac from all claims, liability and expense arising out of any bodily injury, death, or damage to property other than any caused by the negligence of Potomac, its servants or employees, occurring in or about property or facilities owned or controlled by Eastalco and situated on Eastalco's side of the Point of Delivery, except that Potomac shall be responsible for all claims of its own employees, agents and servants under any Worker's Compensation statute or similar law.

      14.2.3. INDEMNIFICATION BY POTOMAC.
              Potomac shall indemnify and save harmless Eastalco from all claims, liability and expense arising out of any bodily injury, death, or damage to property other than any caused by the negligence of Eastalco, its servants or employees, occurring in or about property or facilities owned or controlled by Potomac and situated on Potomac's side of the Point of Delivery, except that Eastalco shall be responsible for all claims of its own employees, agents and servants under any Worker's Compensation statute or similar law.

      14.2.4. ATTORNEY'S FEES.
              Without limiting the generality of the foregoing, the indemnifying party agrees, at the other party's request, to defend any such claim, demand or the like brought against the other party based on any such failure, injury, death, loss, destruction or damage, and to pay all costs and expenses including attorney's fees, in connection with such defense provided that the other party gives the indemnifying party prompt notice of the nature of such claim or demand and provides such assistance, at the indemnifying party's costs, in connection therewith as the indemnifying party reasonably may request. The obligations hereunder shall survive the termination of this Agreement.

      14.2.5. CONSEQUENTIAL DAMAGES.
              Nothing in this Sub-Paragraph 14.2. or elsewhere in this Agreement shall make any party liable for consequential damages or loss of profits.

  14.3. TERMINATION.

        14.3.1. TERMINATION BY EASTALCO.
                This Agreement may be terminated in whole or in part by Eastalco upon nine months prior written notice, given in accordance with Sub-Paragraph
14.9 hereof if, in the reasonable judgment of both Potomac and Eastalco, the Maryland Public Service Commission or any other governmental or regulatory agency having jurisdiction makes a Material Modification to this Agreement. If Eastalco expects to terminate this Agreement, it shall give notice thereof within 28 days of the date of issuance of any decision that would result in a Material Modification of this Agreement. Eastalco then shall give either a final notice of termination or notice that it does not intend to terminate this Agreement within 60 days of the date of issuance of any such decision. Upon any such termination, Eastalco shall have no further liability or obligation whatsoever to Potomac by reason of or resulting from such termination, except to pay Potomac for amounts then due hereunder for System Capacity, System Energy and Off-System Power previously furnished by Potomac hereunder.

        14.3.2. TERMINATION BY POTOMAC.
                This Agreement may be terminated in whole or in part by Potomac upon nine months prior written notice, given in accordance with Sub-Paragraph
14.9 hereof if, in the reasonable judgment of both Potomac and Eastalco, the Maryland Public Service Commission, Environmental Protection Agency, duly constituted court, legislature, or any other governmental or regulatory agency having jurisdiction issues an order or takes any other action which requires Potomac to incur any material, additional capital or operating costs or otherwise materially affects Potomac's ability to provide service under the terms and conditions set forth herein. If Potomac expects to terminate this Agreement, it shall give notice thereof within 30 days of the date of issuance of any such order. Potomac then shall give either a final notice of termination or notice that it does not intend to terminate this Agreement within 60 days of the date of issuance of any such order. This Agreement may not be terminated by Potomac under this Sub-Paragraph due to an increase in Potomac's costs associated with the growth of the Allegheny System loads or other normal operating circumstances.

        14.4. ASSIGNMENT.
              Neither party may assign this Agreement or any right or obligation hereunder without the prior written consent of the other party, provided, however, that without such consent, Eastalco may assign this Agreement to Alumax or a joint venture organized for the purpose of operating the Eastalco facility in which Alumax or Eastalco has an interest of 50% or more. In the event of any assignment, the assigning party first shall provide to the other party a written agreement whereby the assignee accepts such assignment and undertakes to be bound by the terms of this Agreement.

        14.5. AMENDMENT.
              This Agreement shall not be amended except by a writing duly executed by Eastalco and Potomac, subject to the approval of any regulatory agencies having jurisdiction.

        14.6. ENTIRE AGREEMENT.
              For the purposes herein, the term, "Agreement" shall include this Agreement and the schedules and other documents to be attached hereto, each of which shall be incorporated herein for all purposes by this reference. This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter hereof.

        14.7.  INTERPRETATION.
               In the event of a conflict or inconsistency between the terms of this Agreement and the Schedules attached hereto, the terms of this Agreement shall govern.

        14.8.  GOVERNING LAW.
               This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland.

        14.9.  NOTICES.
               All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the person identified below, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, or if sent by receipted private mail carrier, addressed as follows:

        IF TO EASTALCO:                     Eastalco Aluminum Company
                                            5601 Manor Woods Road
                                            Frederick, Maryland 21701
                                            Attention: Sr. Vice-President, Works
                                                       Manager

        WITH A COPY TO:                     Alumax Inc.
                                            400 South El Camino Real
                                            San Mateo, California 94402
                                            Attention: President, Primary
                                                       Division

        IF TO POTOMAC:                      The Potomac Edison Company
                                            Downsville Pike
                                            Hagerstown, Maryland 21740
                                            Attention: President

        WITH A COPY TO:                     Allegheny Power System
                                            Cabin Hill
                                            Greensburg, Pennsylvania 15601
                                            Attention: Director, Rates

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this PARAGRAPH.

        14.10. SEVERABILITY.
               If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the full extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

        14.11. CONSTRUCTION .
               No provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. The headings and captions contained herein are for the convenience of the parties and shall not be deemed to govern the substantive rights and duties of the parties hereto. When the terms of this Agreement provide for an action to be made or the existence of a condition to be established based upon the judgment or determination of either party, such judgment shall be exercised in good faith, without discrimination, and in accordance with prudent utility practice, when applicable, and shall not be arbitrary or capricious.

        14.12. WAIVER.
               No party shall be deemed to have waived any right, power or privilege under this Agreement or any portion hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement in no way shall be construed to be waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

        14.13. THIRD PARTY BENEFICIARIES.
               Nothing in this Agreement shall confer any rights upon any person or entity, which is not a party to this Agreement.

        14.14. COOPERATION OF THE PARTIES.
               Each party hereto shall use its best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith to carry out the intent and purposes of this Agreement.

        14.15. APPLICATION FOR CHANGE IN RATES.
               Subject to the parties' obligations under this Agreement, either Potomac or Eastalco may apply unilaterally at any time to any regulatory agency having jurisdiction for a change in the rates to be charged hereunder.

15.      DEFINITIONS.
         The following terms, whenever capitalized and used herein shall have the following meanings:

        15.1. "Actual Cost" shall mean the cost to Potomac of any capacity or energy produced or purchased by it for the use of Eastalco, and shall include line losses and any other costs incurred by Potomac to deliver such capacity or energy to Eastalco.

        15.2. "Additional Capacity" shall have the meaning set forth in Sub-Paragraph 3.2.1.2.

        15.3. "Additional Capacity Charge" shall have the meaning set forth in Sub-Paragraph 3.2.1.2.

        15.4. "Allegheny" shall mean Allegheny Power System, Inc., a Maryland corporation and the parent corporation of Potomac.

        15.5. "Allegheny System" shall mean the service territory of Allegheny including the customer loads and the distribution, transmission and generating facilities owned, operated or contracted for the purpose of serving electric loads in such territory. The service territory of the Allegheny System is comprised of the service territories of Allegheny's wholly-owned subsidiaries Potomac, the Monongahela Power Company and the West Penn Power Company.

        15.6. "Alumax" shall mean Alumax Inc., a Delaware corporation and the parent corporation of Eastalco.

        15.7. "Aluminum Price" shall mean the average monthly Midwest Market Price for Aluminum in cents per pound, expressed to the nearest tenth of a cent, during the preceding month, as published by Metals Week.

        15.8. "Annual Aluminum Price" shall mean the average annual Midwest Market Price for Aluminum in cents per pound, expressed to the nearest tenth of a cent, during the calendar year as published by Metals Week, but not less than sixty cents (60.0(cents)) per pound.

        15.9.  "Bank" shall have the meaning set forth in Sub-Paragraph 11.2.

        15.10. "Base Energy" shall have the meaning set forth in Sub-Paragraph 4.2.1.

        15.11. "Base Energy Charge" shall have the meaning set forth in Sub-Paragraph 4.2.2.1.

        15.12. "Bath County Surcharge " shall mean the surcharge in effect and approved by the Maryland Public Service Commission for Allegheny's pumped storage facility located in Bath County, Virginia.

        15.13. "Billing Capacity" shall have the meaning set forth in Sub-Paragraph 3.2.2.

        15.14. "Billing Period" shall mean a calendar month.

        15.15. "CAA" and "CAAA" shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq., and the Clean Air Act Amendment, respectively. The Clean Air Act Amendment is P. L. 101-549, the amendment to Title IV of the CAA enacted November 15, 1990. Phase I and Phase II shall have the meanings set forth in the CAAA.

        15.16. "Capacity Charge" shall have the meaning set forth in Sub-Paragraph 3.2.1.

        15.17. "Capacity Revenues" shall mean (i) the amount received from the purchaser of idle capacity, less the cost of producing the energy delivered, including unreimbursed losses, or (ii) the amount identified by the parties to the sale of idle capacity as the price of capacity, if such identified amount reasonably represents a computation similar to (i) above, or (iii) the increase in the amount received by Potomac in excess of its costs from any non-affiliated transaction when such increase is due to Eastalco's idle System Capacity.

        15.18. "Contract Energy" shall have the meaning set forth in Sub-Paragraph 4.1.

        15.19. "Effective Cost of Power" shall mean the quotient of (i) the sum of all charges by Potomac that Eastalco reasonably would have incurred for one year of operation at an average plant load of 305,000 kilowatts, including the Capacity Charge, Base Energy Charge, Incremental Energy Charge, Bath County Surcharge, and Reactive Kilovolt-Ampere Charge, divided by (ii) 305,000 times the number of hours in the year less 34 million kilowatt-hours. The calculation of Effective Cost of Power shall be made in accordance with the formula set forth in Schedule A attached hereto. If any new charges, other than deferred charges or deferred surcharges, are made applicable to Eastalco by the Maryland Public Service Commission, the charges shall be included in the calculation.

        15.20. "Effective Date" shall have the meaning set forth in Paragraph 2.

        15.21. "Escalated" shall mean multiplying the number to be escalated by the quotient derived by dividing (i) the Price Deflator Index for the most immediately available month at the time the decision of the Maryland Public Service Commission referred to in Sub-Paragraph 14.3.1. is made, by (ii) the quarterly Price Deflator Index for the fourth quarter of 1987.

        15.22. "Failure of Service" shall mean breakdowns, destruction or failure of any kind of equipment or facilities of Potomac necessary for performance hereunder arising from any cause whatsoever, including transportation delays, reductions, shortages, curtailment or cessation of supplies, materials, equipment, facilities, labor, transportation or other factors of production or delays of suppliers.

        15.23. "Firm Load Emergency" shall have the meaning set forth in Sub-Paragraph 9.2.1.

        15.24. "Force Majeure Event" shall have the meaning set forth in Sub-Paragraph 12.1.

        15.25. "General Emergency" shall have the meaning set forth in Sub-Paragraph 9.1.

        15.26. "Incremental Energy" shall have the meaning set forth in Sub-Paragraph 4.2.1.

        15.27. "Incremental Energy Charge" shall have the meaning set forth in Sub-Paragraph 4.2.2.

        15.28. "Load Modulation" shall have the meaning set forth in Sub-Paragraph 8.3 .

        15.29. "Load Reduction Period" shall have the meaning set forth in Sub-Paragraph 7.1.

        15.30. "Lower Trigger Price" shall have the meaning set forth in Sub-Paragraph 4.4.3.

        15.31. "Material Modification" shall mean any change to this Agreement which (i) causes the Effective Cost of Power to Eastalco to be higher than the Effective Cost of Power that would have occurred if the rate adjustment were made in accordance with the Stipulation attached hereto as Schedule D; or (ii) decreases Eastalco's Operating Flexibility from the amount provided under this Agreement; or (iii) changes in any substantive manner the Force Majeure provision set forth in Paragraph 12; or (iv) makes any other material change to this Agreement, which increases Eastalco's business risks, including, without limitation, Eastalco's costs.

        15.32. "Maximum Demand" shall mean the maximum integrated kilowatt demand over a clock hour recorded on the Meters during a specified period.

        15.33. "Maximum Instantaneous Demand" shall mean the maximum instantaneous kilowatt demand during any clock hour recorded on the Meters during the Billing Period.

        15.34. "Maximum Profit Sharing Rate" shall have the meaning set forth in Sub-Paragraph 4.4.2.

        15.35. "Meters" shall mean the metering equipment more particularly described in Paragraph 13.

        15.36. "Minimum Load" shall mean 240,000 kilowatts times the number of hours in the Billing Period.

        15.37. "Minimum Load Charge" shall have the meaning set forth in Paragraph 5.

        15.38. "Monthly Peak" shall mean the highest integrated clock hour kilowatt demand on Potomac's system during a Potential Peak Hour of a Billing Period.

        15.39. "Off-System Capacity" shall mean three-phase, three-wire, 230,000 volts (nominal), 60 cycle alternating current electric service furnished by Potomac under Paragraph 10.

        15.40. "Off-System Energy" shall mean the kilowatt-hours associated with Off-System Capacity.

        15.41. "Off-System Power" shall mean the least cost power available to Potomac after the regular loads of the Allegheny Power System have been supplied. The regular loads of the Allegheny Power System are the firm and interruptible loads including suspense account and previously existing OVEC supplemental power transactions on any of Allegheny's operating companies' systems.

        15.42. "Operating Flexibility" shall mean Eastalco's ability to reduce its level of operation or modify its operation without incurring charges or increases in charges for capacity, energy or reactive power except as set forth in Paragraphs 4 or 5 or Sub-Paragraph 3.2.2. Without limiting the generality of the foregoing, the following are examples of changes in this Agreement that would reduce Operating Flexibility:

        15.42.1. Any change to Sub-Paragraph 3.2.2. which increases the Billing Capacity that would be computed using any of the alternative computations set forth therein, without regard to whether the specific computation has established Billing Capacity for any Billing Period during the term of this Agreement, or is anticipated to establish Billing Capacity for any future Billing Period;

        15.42.2. Any change to Paragraph 5 that would increase the amount that Eastalco would pay at any level of energy consumption as a result of the application of Paragraph 5;

        15.42.3. Any change to the months included in the Summer Months, Winter Months or Spring/Fall Months;

        15.42.4. Any change to Paragraph 7 or 8 that results in the reduction of Eastalco's ability to modulate load while maintaining its desired level of operation;

        15.42.5. Any change to Paragraph 6 that results in reducing the recovery that Eastalco otherwise reasonably could expect to receive under Paragraph 6.

    15.43.   "Payment Month" shall have the meaning set forth in Sub-Paragraph
11.1.

    15.44. "Point of Delivery" shall mean the point at the Eastalco facility at which Potomac's conductors connect with Eastalco's 230 kilovolt ring bus.

    15.45. "Potential Peak Hours" shall have the meaning set forth in Sub-Paragraph 8.1.

    15.46. "Price Deflator Index" shall mean a figure derived from the Implicit Price Deflator of the Gross National Product (1982 = 100), which is set forth in the Survey of Current Business, as published and seasonally adjusted by the Bureau of Economic Analysis of the Department of Commerce. A copy of such index for the base period of the fourth quarter of 1987 is attached hereto as Schedule C. From time to time the Bureau of Economic Analysis revises the Implicit Price Deflator. The revised Implicit Price Deflator as published for the fourth quarter of 1987 and the current month shall be used to derive the Price Deflator Index. If the revised Implicit Price Deflator is not published for the fourth quarter of 1987, then Potomac and Eastalco shall mutually agree on the appropriate value for the fourth quarter of 1987.

        15.47. "Profit Sharing Rate" shall have the meaning set forth in Sub-Paragraph 4.4.1.

        15.48. "Profit Sharing Surcharge" shall have the meaning set forth in Sub-Paragraph 4.4.

        15.49. "Reactive Kilovolt-Ampere Capacity" shall mean the greatest reactive kilovolt-ampere demand integrated over a clock hour during the Billing Period.

        15.50. "Reactive Kilovolt-Ampere Charge" shall have the meaning set forth in Sub-Paragraph 3.3.

        15.51. "Recovery Period" shall mean a period commencing at the cessation of an emergency under Sub-Paragraph 9.1 or 9.2, extending not less than the number of hours established under the applicable formula set forth in Sub-Paragraph 9.1.4. or 10.3. and ending at the end of a clock hour.

        15.52. "Sabotage" shall mean any act of sabotage except any intentional damage occurring during a strike at Eastalco's facility (i) to Eastalco's facility, or (ii) to Potomac's transmission line between Doubs Substation and Eastalco's facility.

        15.53. "Schedule PP Customers" shall mean the customers of Potomac purchasing power and energy pursuant to Potomac's Schedule PP, as approved by the Maryland Public Service Commission, or any succeeding schedule that supersedes and replaces such schedule.

        15.54. "Spring/Fall Months" initially shall mean the months of March, April, May, June, October and November. Beginning January 1, 1994 "Spring/Fall Months" shall mean the months of April, May, June, September, October and November.

        15.55. "Strikes" shall mean strikes, picketing, lockouts or other labor disputes or disturbances, including threats of imminent strikes or work stoppages that reasonably require Potomac to restrict or terminate its operations or interrupt electric service to Eastalco.

        15.56. "Summer Months" initially shall mean the months of July, August and September. Beginning January l, 1994 "Summer Months" shall mean the months of July and August.

        15.57. "System Capacity" shall mean three-phase, three-wire, 230,000 volts (nominal), 60 cycle alternating current electric service furnished by Potomac in accordance with Sub-Paragraph 3.1., not including any Off-System Power.

        15.58. "System Demand" shall mean the integrated kilowatt demand recorded on the Meters during the Monthly Peak, less any Off-System Capacity purchased during such hour.

        15.59. "System Energy" shall have the meaning set forth in Sub-Paragraph 4.2.1.

        15.60. "Undermodulation Charge" shall have the meaning set forth in Sub-Paragraph 3.4 hereof.

        15.61. "Upper Trigger Price" shall have the meaning set forth in Sub-Paragraph 4.4.4.

        15.62. "Winter Months" initially shall mean the months of January, February and December. Beginning January 1, 1994 "Winter Months" shall mean the months of January, February, March and December.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

WITNESS:                                   THE POTOMAC EDISON COMPANY


/s/ T. J. Kloc                             /s/ James D. Latimer
----------------------                     ------------------------------------
T. J. Kloc, Comproller                     By: James D. Latimer, Vice President


WITNESS:                                   EASTALCO ALUMINUM COMPANY


/s/ Oatha D. Marken                        /s/ Alan J. Scheib
----------------------                     ------------------------------------
Oatha D. Marken                            By: Alan J. Scheib,
MIS Area Manager                               Vice President and Controller

                                  SCHEDULE A
                     EFFECTIVE COST OF POWER CALCULATION


The Effective Cost of Power as referred to in Subparagraph 15.16 for one year at an average plant load of 305,000 kilowatts equals Annual Cost divided by Annual Kilowatt-hours, where:


A)      Annual Cost is calculated as the sum of
        Winter/Summer Demand Charges of (6 Mos.) (165,000 kW)(Capacity Charge),

        Spring/Fall Demand Charges of (6 Mos.) (265,000 kW)(Capacity Charge),

        Winter/Summer Bath County Charges of (165,000 kW)(4,374 Hrs.)(Bath Surcharge),

        Spring/Fall Bath County Charges of (265,000 kW)(4,392 Hrs.)(Bath Surcharge),

        Winter/Summer Base Energy Charges of (165,000 kW)(4,374 Hrs.)(Base Energy Charge)

        Spring/Fall Base Energy Charges of (265,000 kW)(4,392 Hrs.)(Base Energy Charge)

        Winter/Summer Incremental Energy Charges of [(305,000 kW-165,000 kW)(4,374 Hrs.
                                                    34,000,000 kWh][Average Increments
                                                    Energy Charge (1)),

        Spring/Fall Incremental Energy Charges of (305,000 kW-265,000 kW)(4,392 Hrs.)
                                                  (Average Incremental Energy Charge) (1)

        Winter/Summer Reactive Power Charges of (6 Mos.)[(.6)(305,000 kW) - (.25)
                                                (165,000 kW)] (Reactive Kilovolt-Ampere Charge), and

        Spring/Fall Reactive Power Charges of (6 Mos.)[(.6)(305,000 kW) - (.25)(265,000
                                               (Reactive Kilovolt-Ampere Charge); and

B)      Annual Kilowatt-hours is calculated as
        (305,000 kW)(8,766 Hrs.) - 34,000,000 kWh = 2,639,630,000 kWh


(1) For the latest twelve months, the quotient derived by dividing the sum of the charges billed for Incremental Energy (adjusted if necessary for a 1 mill per kilowatt-hour adder) by the sum of the kilowatt-hours of Incremental Energy.

                                  SCHEDULE A
                                  ----------
                                    PAGE 2

                                  COMPUTATION OF EFFECTIVE COST OF POWER AS OF DECEMBER 31, 1987
                                  --------------------------------------------------------------
DEMAND CHARGE                           $     7,000 /KW-MONTH
BATH COUNTY SURCHARGE                          2.72 MILLS/KWH
BASE ENERGY CHARGE                            12.44 MILLS/KWH
INCREMENTAL ENERGY CHARGE                    15.017 MILLS/KWH
KVAR CHARGE                             $      0.10 /KVAR-NORTH
KVAR BILLING OVER                            25.001 OF BILLING DEMAND
PROJECTED OFF-SYSTEM ENERGY              34,000,000 KWH per YEAR
AVERAGE ENERGY LOAD                         305,000 KW
PROJECTED KVAR DEMAND                       183,000       (0.60 times AVERAGE ENERGY LOAD)

                                            BILLING    NUMBER                                  TOTAL         TOTAL ANNUAL
                                              UNITS        OF                      RATE       CHARGE            CHARGE

DEMAND CHARGE REVENUE                            KW    MONTHS                     $/KW             $                 $
     WINTER/SUMMER                          165,000         6                    7,000     6,930,000
     SPRING/FALL                            265,000         6                    7,000    11,130,000
     TOTAL                                                                                                  18,060,000

BATH COUNTY SURCHARGE REVENUE            AVERAGE KW    HOURS            KWH      $/KWH
     WINTER/SUMMER                          165,000    4,374    721,710,000    0.00272     1,963,051
     SPRING/FALL                            265,000    4,392  1,163,380,000    0.00272     3,165,754
     TOTAL                                                                                                   5,123,905

BASE ENERGY CHARGE REVENUE               AVERAGE KW    HOURS            KWH       $/KWH
     WINTER/SUMMER                          165,000    4,374    721,710,000    0.01244     8,978,072
     SPRING/FALL                            265,000    4,392  1,163,880,000    0.01244    14,478,667
     TOTAL                                                                                                  23,456,740

INCREMENTAL ENERGY CHARGE                AVERAGE KW    HOURS            KWH       $/KWH
     WINTER/SUMMER                          140,000    4,374    612,360,000
                                                                (34,000,000)
                                                                378,360,000    0.015017    8,685,232
     SPRING/FALL                             40,000    4,392    175,680,000    0.015017    2,638,187
     TOTAL                                                                                                  11,323,419
                                               KVAR  BILLING
KVAR REVENUE                                 DEMAND     KVAR         MONTHS      $/KVAR
     WINTER/SUMMER                          183,000 -141,750              6       0.100       85,050
     SPRING/FALL                            183,000  116,750              6       0.100       70,050
     TOTAL                                                                                                     155,100
                                                                                                           -----------
TOTAL REVENUE EXCLUDING OFF-SYSTEM                                                                         $38,124,063
                                                                                                           ===========

                                         AVERAGE KW   HOURS             KWH
TOTAL KWH                                   305,000   8,766   2,673,630,000
     LESS OFF-SYSTEM ENERGY                                     (34,000,000)
                                                              -------------
TOTAL KWH EXCLUDING OFF-SYSTEM                                2,639,630,000 KWH
                                                              =============

EFFECTIVE COST OF POWER AS OF DECEMBER 31, 1987

     TOTAL REVENUE EXCLUDING OFF-SYSTEM
     ==================================  EQUALS
     TOTAL KWH EXCLUDING OFF-SYSTEM                                                        $0.02202 /KWH OR
                                                                                              22.02 MILLS/KWH
                                                                                           ========


                                  SCHEDULE B
                        BASE RATE REVENUE CALCULATION


For the purpose of determining whether a material modification to this agreement has occurred as described in Subparagraph 15.27:

1) Base rate revenue shall be calculated utilizing the billing determinants of the year used for rate design by the Commission's order.

2) Eastalco's base rate revenue shall equal Eastalco's total annualized revenue, including Incremental Energy revenue but excluding any amounts paid for Off-System Power, Bath Surcharge, and any Fuel-Related Surcharge, less the product of the System Energy multiplied by the Maryland Fuel Rate effective for Eastalco immediately preceding the Commission's order.

3) The base rate revenue of Schedule PP Customers shall equal that rate schedule's total annualized revenue excluding any revenue due to the Maryland Fuel Rate, the Bath Surchage, or any Fuel-Related Surcharge.

                                  SCHEDULE C
                          SURVEY OF CURRENT BUSINESS



TABLE 7.4 -  IMPLICIT PRICE DEFLATORS FOR GROSS NATIONAL PRODUCT

                      [TABLE OMITTED]

TABLE 7.5 -  IMPLICIT PRICE DEFLATORS FOR GROSS NATIONAL PRODUCT BY MAJOR TYPE
             OF PRODUCT

                      [TABLE OMITTED]

TABLE 7.6 -  IMPLICIT PRICE DEFLATORS FOR GROSS NATIONAL PRODUCT BY SECTOR

                      [TABLE OMITTED]

TABLE 7.7 -  IMPLICIT PRICE DEFLATORS FOR THE RELATION OF GROSS NATIONAL
             PRODUCT, NET NATIONAL PRODUCT AND NATIONAL INCOME

                      [TABLE OMITTED]

TABLE 7.8 -  IMPLICIT PRICE DEFLATORS FOR COMMAND-BASIS GROSS NATIONAL PRODUCT

                      [TABLE OMITTED]

TABLE 7.9 -  FIXED WEIGHTED PRICE INDEXES FOR PERSONAL CONSUMPTION EXPENDITURES
             BY MAJOR TYPE OF PRODUCT 1982 WEIGHTS

                      [TABLE OMITTED]

TABLE 7.14 - FIXED WEIGHTED PRICE INDEXES FOR EXPORTS AND IMPORTS OF GOODS AND
             SERVICES, 1982 WEIGHTS

                      [TABLE OMITTED]

THE POTOMAC EDISON COMPANY                         Electric P. S. C. Md. No. 53
                                                   Sixteenth Revision of
                                                   Original Page No. 5
                                                   Canceling
                                                   Fifteenth Revision of
                                                   Original Page No. 5


================================================================================

                                  FUEL RATE
              APPLICABLE TO ALL SCHEDULES AND SPECIAL CONTRACTS

RATE FOR THE COST OF FUEL

         Effective with all bills rendered on and after February 4. 1994 there shall be a fuel rate of 1.363 cents per kilowatthour which shall be billed under all Rate Schedules and contracts served at voltages of less than 230.000 volts at 1.390 cents per kilowatthour and under contracts served at 230.000 volts at
1.287 cents per kilowatthour. This currently effective rate will be applied each month until changed as prescribed by procedures approved by the Public Service Commission of Maryland. All bills rendered shall include an amount equal to the Fuel Rate times the kilowatthours used in the billing period. The resulting charge is in addition to any minimum charge set out in the Rate Schedule and is added to the Customer's bill after any revenue surcharge and before any tax surcharge is levied against the Customer's total bill.

CALCULATION OF CHANGES IN THE COST OF FUEL

         The fuel rate per kilowatthour taken to the nearest 0.001 cent. shall be calculated each month on Maryland P. S. C. Form 1 in accordance with Commission Orders No. 63304 and 63456 in Case No. 7241 and Orders No. 65827 and 65849 in Case No. 7604. The rate so calculated shall be modified to recognize taxes by application of the following formula.

                                              1
                                            -----
                                 A - Fc x 1 - T

     A    =       Fuel rate in cents per kilowatthour.

     Fc   =       The amount designated as "Fuel Cost Per Kwh Sold" on Maryland
                  P.S.C. Form 1 for the period ending with the second preceding month.

     T    =       The Gross Receipts Tax rate in effect during the billing month expressed as a decimal.

                  The fuel rate calculated in this manner shall be adjusted by the following factor "L" to determine the amount to be billed to Customers.

     L    =       Adjustment factor for transmission line delivery efficiency.

                  For service at 230.000 volts  L - 0.944
                  For service at lower voltages L - 1.020

         For bimonthly bills the A factor shall be the average of the factor for the month in which the bill is rendered and the factor for the preceding month.

================================================================================

                       ISSUED BY ALAN J. NOIA. PRESIDENT

Issued February 1, 1994                      Effective with February cycle
                                             bills rendered on and after
                                             February 4, 1994 subject to refund

          Issued under Order No. 70989 of the Public Service Commission in Case No. 8523J

THE POTOMAC EDISON COMPANY                        Electric P. S. C. Md. No. 53
                                                  Fourth Revision of
                                                  Original Page No. 5A
                                                  Canceling
                                                  Third Revision of
                                                  Original Page No. 5A

================================================================================

                          DEFERRED FUEL COST SURCHARGE

                APPLICABLE TO ALL SCHEDULES AND SPECIAL CONTRACTS

DEFERRED FUEL COST SURCHARGE

         Effective for all bills rendered on and after January 6, 1994 there shall be a deterred fuel cost surcharge of 0.062 cents per kilowatthour which shall be billed under all Rate Schedules and special contracts served at voltages of less than 230.000 volts at 0.063 cents per kilowatthour and under special contracts served at 230.000 volts at 0.059 cents per kilowatthour. This deterred fuel cost surcharge will be applied each month until terminated at the earliest of (1) the first day of the first January billing cycle in January 1996. (2) the first date of the first billing cycle after collection of a total of $9.232.675. or (3) the first day of the first billing cycle following the actual underrecovery balance in the deferred fuel account falling below $0. This charge is in addition to any minimum charge set out in the Rate Schedule and is added to the Customer's bill before any tax surcharge is levied against the Customer's total bill.

CALCULATION OF DEFERRED FUEL COST SURCHARGE

               A =       DFC           1
                   --------------   -------
                          S       x  1 - T

     A =  Deferred fuel cost surcharge in cent per kilowatthour.

   DFC =  $9,232,675 of dollars of deferred fuel costs.

     S =  15,211,936 kilowatthours of jurisdictional sales for the period.

     T = The Gross Receipts Tax rate in effect during the billing month expressed as a decimal. (.02).

      The Deferred Fuel Cost Surcharge calculated in this manner shall be adjusted by the following factor "L" to determine the amount to be billed to Customers.

     L =  Adjustment factor for transmission line delivery efficiency.

          For service at 230,000 volts  L = 0.944
          For service at lower voltages L = 1.020




================================================================================

                       ISSUED BY ALAN J. NOIA, PRESIDENT

Issued January 5, 1994                            Effective with bills rendered
                                                  on and after January 6, 1994


      Issued in accordance with PSC letter dated 1/4/94 in Case No. 8523I

THE POTOMAC EDISON COMPANY                        Electric P.S.C. Md. No. 53
                                                  Fourth Revision of
                                                  Original Page No. 50
                                                  Canceling
                                                  Third Revision of
                                                  Original Page No. 50



================================================================================

                        CLEAN AIR ACT RECOVERY SURCHARGE

                APPLICABLE TO ALL SCHEDULES AND SPECIAL CONTRACTS

      Rate to Recover Costs Associated with the Compliance with the Clean
                           Air Act Amendments of 1990






         Effective with bills rendered on and after November 11. 1994 there will be a surcharge at 0.00% to be billed under all rate schedules and special contracts to recover the Commission approved costs incurred by the Company in compliance with the Clean Air Act Amendments of 1990. This surcharge will be applied each month until changed by the Public Service Commission of Maryland. All bills rendered shall include as a separate line item an amount equal to the Clean Air Act Recovery Surcharge (CAARS) rate times total revenue exclusive of taxes. The resulting charge is in addition to any minimum charge set out in the rate schedule or special contract and is added to the Customer's bill before any tax surcharge is levied against the Customer's total bill. Amounts billed hereunder shall be subject to late pay charges.















================================================================================

              ISSUED BY JAMES D. LATIMER, EXECUTIVE VICE PRESIDENT

Issued November 1, 1994                           To become effective on
                                                  all bills rendered on
                                                  and after November 11, 1994


                  Issued under Order No. 71465 in Case No. 8652

THE POTOMAC EDISON COMPANY                   Electric P. S. C. Md. No. 53
                                             Third Revision of
                                             Original Page No. 5E
                                             Canceling
                                             Second Revision of
                                             Original Page No. 5E


================================================================================


                          ENERGY CONSERVATION SURCHARGE
                      APPLIES TO DESIGNATED RATE SCHEDULES

         Effective with bills rendered on and after July 7, 1994, there shall be a surcharge as set forth below to recover the cost associated with Company-sponsored programs which promote conservation and efficient use of energy and such other programs as recommended by The Collaborative and approved by the Commission. The Energy Conservation Surcharge (ECS) is applied to designated Rate Schedules to recover eligible costs applicable to that Rate Schedule. These charges will be applied each month until changed by the Commission. Applicable bills rendered shall include an amount equal to either the ECS Residential rate times the number of kilowatthours used in the billing period, or the ECS Commercial and Industrial revenue percentage rate times the total revenue exclusive of taxes, whichever is specified. The resulting charge is in addition to any minimum charge set out in the Rate Schedule and is added to the Customer's energy charge or bill before any tax surcharge is levied against the Customer's total bill. Amounts billed hereunder shall be subject to late pay charges.

CALCULATION OF SURCHARGE

         The Surcharge is calculated for the 12-month period beginning January
1. For the Residential class, the Surcharge is $0.00029 per kilowatthour and is calculated by dividing the eligible costs expected to be allocated to that Customer class for the period by the kilowatthour sales expected for that schedule over the same period. For the Commercial and Industrial class, the Surcharge is 3.48% of total revenue exclusive of taxes and is calculated by dividing the eligible costs expected to be allocated to that Customer class for the period by the total expected annual revenue from that Customer class. The calculation includes an adjustment for gross receipts tax. Eligible costs will be based on program descriptions filed with the Commission by November 1 of the previous year, which will be consistent with the Long Range Plan filed previously during the same year. An estimated Surcharge will be filed with the Commission on February 1. The formal ECS will be filed March 1 to become effective April 1 for the next twelve months. Upon determination that an ECS, if left unchanged, would result in a material over/undercolection, the Company may file a proposed interim revision of the ECS for Commission approval.





================================================================================

                       ISSUED BY ALAN J. NOIA, PRESIDENT

Issued June 29, 1994                              To become effective on
                                                  all bills rendered on
                                                  or after July 7, 1994

Approved at Public Service Commission's Administrative Meeting of June 29, 1994

THE POTOMAC EDISON COMPANY                        Electric P. S. C. Md. No. 53
                                                  Second Revision of
                                                  Original Page No. 5E-1
                                                  Canceling
                                                  First Revision of
                                                  Original Page No. 5E-1


================================================================================

         For ECS calculation and application purposes, the costs and revenues for each of the rate schedules will be combined into Rate Schedule Groupings as follows:

              ENERGY CONSERVATION SURCHARGE EFFECTIVE JULY 7, 1994

           RATE SCHEDULE             RATE PER KWH    PERCENT OF REVENUE
           -------------             ------------    ------------------
              Residential
                   R                   $0.00029             N/A
       Commercial and Industrial
                   C                       N/A              3.48%
                   G                       N/A              3.48%
                  C-A                      N/A              3.48%
                  CSH                      N/A              3.482
                  PH                       N/A              3.48%
                  PP                       N/A              3.48%
               Eastalco                    N/A              N/A
               Lighting
                  OL                       N/A              N/A
                  AL                       N/A              N/A
                  MSL                      N/A              N/A
                  SL                       N/A              N/A
                  Frederick/Hagerstown     N/A              N/A












================================================================================

                       ISSUED BY ALAN J. NOIA, PRESIDENT

Issued June 29, 1994                                   To become effective on
                                                       all bills rendered on
                                                       or after July 7, 1994

Approved at Public Service Commission's Administrative Meeting of June 29, 1994

THE POTOMAC EDISON COMPANY                        Electric P. S. C. Md. No. 53
                                                  Second Revision of
                                                  Original Page No. 5E-2
                                                  Canceling
                                                  First Revision of
                                                  Original Page No. 5E-2


================================================================================

ELIGIBLE COSTS

     Costs eligible for recovery through the ECS are approved by the Commission and include:

                  Program Costs -- Program Costs are the estimated costs for research, development, implementation and operation of experimental and pilot programs and of programs approved by the Commission to be incurred by the Company during the 12 month period commencing each January 1, net of program amounts presently included in base rates. Program costs include, but are not limited to Company labor, rebates, payments to third parties for program implementation direct marketing costs incurred by the Company, market research costs, experimental and pilot program development, consultant fees, applicable software licenses, program measurement and monitoring hardware, and all other administrative activities associated with program development and implementation such as advertising, program management, research and development activities, experimental and pilot program development, and monitoring and evaluation. All program costs for Residential Class programs will be deferred and amortized (straight line) over five years. All program costs associated with Commercial and Industrial Class programs will be deferred and amortized (straight line) over seven years. Beginning in 1995 the ECS for residential programs will be calculated on a basis which amortizes program costs over seven years. Unamortized balances will accrue interest monthly at the rate of return (adjusted for taxes) allowed in the Company's last Maryland rate proceeding.

                  Lost Revenues -- Lost revenues are base rate revenues, including surcharges that do not have a true-up provision, not billed because of lost sales from approved conservation programs. They are determined prospectively for the 12 month period commencing each January 1. The estimates of lost revenue are prepared on a program basis by Rate Schedule. Lost revenues are calculated as decremental demand and energy per participant or measure installed times appropriate base rate demand and energy charges, net of gross receipts tax. The estimates are based on "best available" demand and energy savings data and the latest available measurement and evaluation information. Lost revenues are calculated monthly and deferred with interest until recovered in revenue, unless the earnings test is not satisfied. Reconciliation of lost revenues is based upon actual program participation or number of measures installed. There is no retroactive adjustment for changes in the per unit demand and energy savings estimates. Lost revenues accrue between base rate cases except when the earnings test is not satisfied.



================================================================================

                       ISSUED BY ALAN J. NOIA, PRESIDENT

Issued June 23, 1994                                   To become effective on
                                                       all bills rendered on
                                                       or after July 7, 1994

Approved at Public Service Commission's Administrative Meeting of June 29, 1994

THE POTOMAC EDISON COMPANY                        Electric P. S. C. Md. No. 53
                                                  First Revision of
                                                  Original Page No. 5E-3
                                                  Canceling
                                                  Original Page No. 5E-3


================================================================================

ELIGIBLE COSTS (Continued)

                  Performance-Based Shared Savings Incentive -- The Company can earn an incentive if it attains specified goals. Goals are established as a part of each program approved by the Commission. Achievement will be based on the aggregate energy saved by all active, approved programs. The energy saved per measure or participant will not be adjusted retroactively. The number of measures, units, or participants will be the actual number attained. The amount of the incentive will be based on a share of the net savings from each program as calculated using the Total Resource Cost Test (TRC) filed by the Company and approved by the Commission. The aggregate goals and the Company's shared savings amounts are:

                       % Goal Achieved                % TRC
                       ---------------                -----
                        Less than 80%                    0%
                          80% -   99%                    6%
                         100% -  119%                  7.5%
                         120% & Over                    10%

                  The highest percent incentive determined above applies uniformly to the aggregate total of all net savings of all of the programs used in establishing the goal. The incentive will be grossed-up for all relevant taxes. Recovery of any incentive awarded through the ECS will be based on the actual amount earned in the previous year.

                  Reconciliation Factor -- The reconciliation factor corrects for over/undercollection of program costs, lost revenues, interest, and incentives. The differences between the prospective estimates of program costs, lost revenues, incentives, and interest included in the current year ECS and the actual costs determined at the end of the year are included in the ECS reconciliation factor. The reconciliation factor is debited or credited against the costs eligible for recovery through the ECS during the next year. Interest is included in the reconciliation factor on the over/undercollection at the rate of return, adjusted for taxes, allowed in the Company's last Maryland rate proceeding. Interest shall apply to the over/undercollection as recorded in the deferred accounts and will be compounded semi-annually. The factor is adjusted for gross receipts taxes.




================================================================================

                       ISSUED BY ALAN J. NOIA, PRESIDENT

Issued April 7, 1994                              To become effective on
                                                  all service rendered on
                                                  or after May 5, 1994

Approved at Public Service Commission's Administrative Meeting of April 6, 1994

THE POTOMAC EDISON COMPANY                   Electric P. S. C. Md. No. 53
                                             First Revision of
                                             Original Page No. 5E-4
                                             Canceling
                                             Original Page No. 5E-4


================================================================================

COST ALLOCATION

         Eligible costs will be allocated to the Rate Schedules participating in specific programs as follows:

                  Program Costs:

                  (a) Direct program costs will be assigned to specified approved programs.

                  (b) Common costs will be allocated to each approved program in proportion to assigned program costs.

                  (c) If a single program involved more than one Rate Schedule Grouping, the total assigned program costs will be allocated to the Rate Schedules participating in the programs by ratio of the number of participants or measures in the individual schedules.

                  Cost Based Shared Savings Incentive -- Earned incentive costs are allocated to the Rate Schedules and Rate Schedule Groupings participating in proportion to the allocation of total assigned program costs for the year in which the incentive was earned.

                  Lost Revenues and Reconciliation Factor -- Any such eligible costs or credits are directly assigned to the schedule of origin.

EARNINGS TEST

          The ECS is subject to an earnings test. The test is performed by the Company on the first day of the month using the Company's most recent quarterly financial results on file with the Commission. The earnings test is passed when the Company's actual rate of return, on a Commission-adjusted basis, including adjustments for the ECS costs, is equal to or below the rate of return allowed in the Company's last Maryland rate proceeding. The earnings test is failed when the actual rate of return exceeds the return allowed in the Company's last Maryland rate proceeding.

          During periods in which the Company fails the earnings test (1) the Commission approved ECS, as revised each April 1, will continue unadjusted, and
(2) incentives previously earned and approved by the Commission, as well as program costs, will be unaffected by the earnings test, and (3) no further lost revenues will be deferred. The portion of the ECS related to lost revenues recovery will be applied to reduce the balance of the deferred costs during such periods. Deferred costs earn interest compounded semi-annually at the rate of return (adjusted for taxes) allowed in the Company's last Maryland rate proceeding.


================================================================================

                       ISSUED BY ALAN J. NOIA, PRESIDENT

Issued June 29, 1994                              To become effective on
                                                  all bills rendered on
                                                  or after July 7, 1994

Approved at Public Service Commission's Administrative Meeting of June 29, 1994

THE POTOMAC EDISON COMPANY                        Electric P. S. C. Md. No. 53
                                                  Original Page No. 5F





================================================================================

                      COGENERATION PURPA PROJECT SURCHARGE

          Effective with service rendered on and after January 5, 1994 through January 4, 1996, there shall be a surcharge per KWH at rates set forth below to recover costs associated with COGENERATION PURPA PROJECTS approved by the Maryland Public Service Commission. These rates will be applied each month until changed by the Commission. Applicable bills rendered shall include an amount equal to the surcharge rate times the number of kilowatthours used in the billing period. The resulting charge is in addition to any minimum charge set out in the Rate Schedule and is added to the Customer's energy charge before any tax surcharge is levied against the Customer's total bill. Amounts billed hereunder shall be subject to late pay charges.

                        COGENERATION PURPA SURCHARGE
                 ---------------------------------------------

                    Schedule                    Rate Per KWH
                    --------                    ------------

                    R                          $0.00026
                    C                           0.00023
                    G                           0.00023
                    C-A                         0.00031
                    CSH                         0.00031
                    PH                          0.00021
                    PP                          0.00018
                    Eastalco                    0.00009
                    OL                          0.00003
                    AL                          0.00003
                    MSL                         0.00003
                    SL                          0.00003
                    Fred/Hag                    0.00003

Rates for service under each of the Company's Rate Schedules are subject to this surcharge.





================================================================================

                       ISSUED BY ALAN J. NOIA, PRESIDENT

Issued December 28, 1993                To become effective on all service
                                        rendered on or after January 5, 1994
                                        through January 4, 1996

       Approved at Public Service Commission's Administrative Meeting of
                               December 22, 1993

                STIPULATION REGARDING THE ESTABLISHMENT OF
                RATES UNDER THE POWER CONTRACT BETWEEN POTOMAC
                EDISON AND EASTALCO

PARTIES

The parties to this stipulation are:

        The Potomac Edison Company
        Eastalco Aluminum Company
        Maryland People's Counsel
        Staff of the Maryland Public Service Commission
        Westvaco Corporation

TERM OF THIS STIPULATION

This stipulation shall be effective upon the approval by the Public Service Commission of Maryland of the new power contract between The Potomac Edison Company and Eastalco, which is attached hereto. This stipulation shall remain effective until the earlier of (i) the date that the contract terminates or
(ii) the effective date of a further amendment to that contract that is inconsistent with this stipulation.

COST OF SERVICE ALLOCATION

As part of any application for a change in base rates, Potomac Edison shall prepare and present a 6 CP - Defined Months cost of service allocation study which allocates costs between Eastalco and all other customer classes based on the six coincident peaks of each customer class in the months defined as Winter Months and Summer Months in the power contract between Potomac Edison and Eastalco. Such cost allocation study shall be substantially the same as the cost allocation study included as Part 2 of Exhibit FDS-2 in the Direct Testimony and Exhibits of Francis D. Stillman, Potomac Edison Exhibit No. 5 in Case Number 8469, except that the 12 CP cost allocator labelled D1, Demand at Generation Level (ACP), shall be replaced by the 6 CP - Defined Months allocator.

In particular, all cost of service allocations related to production and transmission plant will use the 6 CP - Defined Months allocator. This includes the investment in CAA related capital plant for compliance with Phase I and Phase II OF THE CAAA.

                   STIPULATION (Continued) - June 15, 1993

RATES TO EASTALCO

Subject only to the Rate Shock Provision, the base rates to Eastalco shall be established to produce an indexed rate of return of not less than 0.995 nor more than 1.005 based on the 6 CP-Defined Months cost of service allocation normalized as discussed below.

RATE SHOCK PROVISION

In order to avoid rate shock to any customer class, in each base rate proceeding the base rates to Eastalco shall be established to produce an indexed rate of return as close as possible to 1.0 based on the 6 CP - Defined Month allocation subject to the following:

        If Potomac Edison receives a base rate increase, the percentage increase in base rates to Eastalco shall not be less than twenty-five percent (25%) nor more than one hundred seventy-five percent (175%) of the percentage increase in jurisdictional base revenues.

        If Potomac Edison receives a base rate decrease, the percentage decrease in base rates to Eastalco shall not be less than twenty-five percent (25%) nor more than one hundred seventy-five percent (175%) of the percentage decrease in jurisdictional base revenues.

NORMALIZATION PROVISION

Potomac Edison shall make a normalization adjustment to remove any Profit Sharing Surcharge revenue from the 6 CP - Defined Month cost of service study.

If Potomac Edison believes that reductions in Eastalco System Demands were less than normal during the test year, or that there were increases in revenues from Eastalco that were caused by Eastalco's failure to reduce System Demand to a normal level, then Potomac shall use its best efforts to make adjustments to normalize the 6 CP - Defined Month cost of service study. A normalization adjustment for the winter/summer time period may only occur if Eastalco's System Demand is greater than 10 MW from the average of the winter/summer months of the cost of service study year and the previous year. A normalization adjustment to eliminate ratchet revenues for the spring/fall time period may only occur if Eastalco's System Demand is greater than the billing capacity

                    STIPULATION (Continued) - June 15, 1993

calculated according to the Eastalco Contract, Subparagraph 3.2.2.2.4. The adjustment could reduce Eastalco's revenues to the level which would have occurred if the billing capacity calculated in Subparagraph 3.2.2.2.4 had been used in the monthly bill calculation.

Such normalization adjustments may include but are not limited to: (i) revenue from the operation of the ratchet provisions in the Eastalco Contract (Subparagraphs 3.2.2.1.5 and 3.2.2.2.6) may be removed from the 6 CP - Defined Month allocation study; (ii) billing demands shall be recomputed as if normal reductions in Eastalco's System Demands had occurred in the study period and revenue reduced accordingly; and (iii) the 6 CP allocation factor shall be determined based on normal reductions in Eastalco's System Demands.

RATES TO OTHER CUSTOMERS

Except as set forth below under "allocation of profit sharing revenues" the allocation of the remaining revenues, costs and rate base to customer classes other than Eastalco and the design of rates to recover such costs from all customer classes other than Eastalco shall not be affected by this stipulation.

The cost allocation will be a two-step process. The 6 CP-Defined Month cost of service study used to establish rates to Eastalco will be the first step. The second step will be a cost of service study for all other customers. All costs, revenues and rate base related to Eastalco as determined in the 6 CP-Defined Months cost of service study, will be removed from the second cost of service study.

NO PRECEDENTS

This stipulation represents a compromise among the parties in recognition of Eastalco's separate class status, its unique contract, manner of usage of electrical energy, and usage of electricity as a production process raw material. Agreement to the terms of this stipulation does not mean that any party supports the application of rate allocations and principles in this stipulation outside of the specific context of this stipulation. No party shall cite this agreement in any tribunal for any purpose outside of this stipulation. This stipulation is not evidence of acceptance or rejection of any rate allocation or rate design principle by any party. Moreover, the parties agree that this agreement shall be of no precendential value and is in no way

                     STIPULATION (Continued) - June 15, 1993

intended to influence Commission decisions regarding proper cost allocation or rate design except as specifically agreed herein.

ALLOCATION OF PROFIT SHARING REVENUES

Under conditions set forth in the new Subparagraph 4.4 of the Eastalco power contract, Eastalco will pay a profit sharing surcharge to Potomac Edison. The revenue from the profit sharing surcharge shall be distributed by Potomac Edison to all its Maryland jurisdiction customer classes other than Eastalco. The timing of distributions and the allocation of profit sharing revenues among customer classes other than Eastalco shall be done in accordance with Exhibit A, "Procedures for Refund of Eastalco 'Profit Sharing' Revenues to Potomac Edison's Other Maryland Jurisdictional customers," which is attached hereto and made a part of this stipulation.

ADJUSTMENT OF PROFIT SEARING

The formulas set forth in the Electric Service Agreement between Eastalco and Potomac Edison for the Lower Trigger Price and the Upper Trigger Price have been developed based on the best information and projections of inflation and aluminum prices currently available. The intent of these formulas is that during periods of strong aluminum markets there should be some revenues from the Profit Sharing Surcharge. Potomac and Eastalco shall review these formulas prior to June 1, 1996, and each three years thereafter, to determine whether they are working as intended and report to the Commission their determination. If, after review of the report, any party determines that the formulas are operating in such a manner that the amount of revenue from the Profit Sharing Surcharge is higher than intended or lower than intended, taking into account the conditions of the aluminum market, the parties agree to negotiate in good faith modifications to the formulas or this stipulation. The intent of such negotiations would be to reestablish the benefits to all parties intended to be achieved by this stipulation.

OTHER MATTERS

The parties acknowledge that Eastalco's load and its load modulation activities have a significant effect on Maryland demand and generation resources required.

                   STIPULATION (Continued) - June 15, 1993

They further acknowledge that notifications required from Eastalco to the Company as regards contract extension or termination are an important factor in effective least cost planning for its Maryland customers.

The parties also acknowledge that Eastalco's load for planning purposes is about 140 MW of Potomac Edison's total estimated demand in the year 2000 and that Eastalco's presence or absence beyond the initial contract term thus creates a significant planning uncertainty.



The parties will not challenge the prudence of any plant that, at the time construction began, was prudent to build, even though, after construction started, or was completed, the plant served to provide excess capacity due solely to the absence of Eastalco as a 140 MW customer. This does not limit the rights of any party to challenge whether the plant construction was accomplished in a prudent manner or whether the Company proceeded with the start or continuation of construction at a time when the Company had actual knowledge that Eastalco would no longer continue as a 140 MW customer and actual knowledge that such additional plant was not needed for service to other customers. This agreement also does not restrict or diminish the parties' rights to raise any issues regarding whether any portion of the Company's rates are "just and reasonable."

                    STIPULATION (Continued) - June 15, 1993

REQUEST FOR APPROVAL

The parties jointly request that the Commission approve the amendment to the contract between Potomac Edison and Eastalco and this stipulation.

The Potomac Edison Company                                                                    Eastalco Aluminum Company

By  /s/ Thomas J.                                                                             By  /s/ Alan J. Scheil
  -------------------------------                                                                ------------------------------
      Comptroller                                                                                Vice-president and Controller

Date  6/15/93                                                                                 Date June 16, 1993
    -----------------------------                                                                 -----------------------------

Maryland Office of People's                                                                   Staff, Public Service Commission
Counsel                                                                                       of Maryland

By  /s/                                                                                       By  /s/ Allen N. Freifield
  -------------------------------                                                               ------------------------------

Date  2/ /93                                                                                  Date 6/21/93
    -----------------------------                                                                  ---------------------------

Westvaco Corporation joins in this stipulation excepting only to the "Other Matters " section.




                                                    Westvaco Corporation

                                                    By /s/
                                                      ---------------------

                                                    Date 6-17-93
                                                        -------------------

                                   EXHIBIT A

                   PROCEDURES FOR REFUND OF EASTALCO "PROFIT
                   SHARING" REVENUES TO POTOMAC EDISON'S OTHER
                   MARYLAND JURISDICTIONAL CUSTOMERS

1) Potomac Edison will track the profit sharing revenues received from Eastalco on a monthly basis and accumulate them in a deferred account.

2) The balance in the deferred account will earn interest, compounded semi-annually, at the rate of return allowed in the Company's last Maryland base rate proceeding.

3) Once each year, Potomac Edison will examine the account for refund to Maryland jurisdictional customers other than Eastalco.

     A) The deferred account will be examined each November to include any profit sharing revenues resulting from Eastalco's billings through October. The Rate Adjustment Credit for the following year will commence with customer bills for the first billing cycle in January.

     B) If the balance in the deferred account equals or exceeds $1,000,000, a credit will be determined for the next calendar year. This credit, in cents/kWh or $/kWh, will be applied to customer bills for the ensuing 12-month calendar period as a Rate Adjustment Credit (RAC).

     C) If the balance is less than $1,000,000, no credit will be calculated. The balance will carry over into the following year and continue to earn interest as described above until the next review. If, however, the balance is less than $1,000,000 and an existing "RAC" is in effect, the existing "RAC" will continue until the month prior to when the account would reach a zero balance.

     D) The balance to be returned to other customers will be allocated among the rate schedules in accordance with the demand allocation method approved in Potomac Edison's last Maryland base rate case. Once the amounts have been allocated by cost of service study rate schedule groupings, the "RAC" will be calculated by dividing the schedule's allocated dollars by its projected kWh for the next calendar year.

4) Potomac Edison will track the credits made to customer bills and reduce the balance in the deferred account on a monthly basis by the amount of those credits throughout the refund year.

5) Any over or under refund will be reflected in the deferred account balance for the following annual review.